As filed with the Securities and Exchange Commission on January 22, 2003
Registration No. 333-102411

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________
SYNOVUS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)
_______________________________

GEORGIA (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	58-1134883 (I.R.S. Employer Identification Number)

SUITE 301, ONE ARSENAL PLACE
901 FRONT AVENUE
COLUMBUS, GEORGIA 31901
(706) 649-4751
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________________
___________________________________________________
KATHLEEN MOATES, SENIOR VICE PRESIDENT
AND SENIOR DEPUTY GENERAL COUNSEL
SYNOVUS FINANCIAL CORP.
SUITE 202, ONE ARSENAL PLACE
901 FRONT AVENUE
COLUMBUS, GEORGIA 31901
(706) 649-4818
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________
     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $1.00 par value per share	2,503,172(1)	(2)	(2)	$3,243(3)(5)
Common Stock Rights(4)	2,503,172(4)	(4)	(4)	(4)

(1)	This amount is based upon the maximum number of shares of Synovus common stock anticipated to be issued upon the merger of FNB-Newton Bankshares, Inc. with and into Synovus Financial Corp.
(2)	Not applicable
(3)	Determined pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based upon the book value of common stock of FNB Newton Bankshares, Inc. at September 30, 2002, there being 544,980 shares of such stock issued and outstanding on that date, having an aggregate book value on that date of $35,243,857.
(4)	The Common Stock Rights are attached to and trade with the common stock of Synovus Financial Corp. The value, if any, attributable to the Common Stock Rights is reflected in the market price of the common stock of Synovus Financial Corp.
(5)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

FNB NEWTON BANKSHARES, INC.
4159 Mill Street
Covington, Georgia 30014

SPECIAL MEETING OF SHAREHOLDERS

     You are cordially invited to attend a special meeting of shareholders of FNB Newton Bankshares, Inc. to be held at 4159 Mill Street, Covington, Georgia 30014, on Monday, February 24, 2003, at 10:00 a.m. local time.

     At the special meeting you will be asked to vote upon a proposal to approve the acquisition of FNB Newton by Synovus Financial Corp. by means of the merger of FNB Newton into Synovus. FNB Newton’s subsidiary, First Nation Bank, will continue to operate as a separately chartered subsidiary of Synovus following the proposed merger.

     In the merger, each share of FNB Newton common stock will be converted into $85.1536 in cash and approximately 4.1353 shares of Synovus common stock. Because the price of Synovus common stock fluctuates, the value of the securities you will receive will fluctuate on a day-to-day basis. Assuming the merger had been completed on January 17, 2003, you would be entitiled to receive $85.1536 in cash and Synovus shares with a market value of approximately $83.74 for each share of FNB Newton common stock that you own. Shareholders of FNB Newton generally will not recognize a gain or a loss for tax purposes in connection with the conversion of their shares of FNB Newton common stock into Synovus common stock.

     Synovus common stock is traded on the New York Stock Exchange and Synovus has registered 2,503,172 shares of its common stock for issuance in connection with the merger.

     FNB Newton has received from its financial advisor, Brown, Burke Capital Partners, L.L.C., now known as Burke Capital Group, L.L.C., an opinion that the terms of the transaction are fair from a financial point of view to the shareholders of FNB Newton.

     The merger cannot be completed unless holders of a majority of the outstanding shares of FNB Newton common stock approve it. The directors and executive officers of FNB Newton together own approximately 92% of the shares entitled to vote at the meeting, and they are expected to vote their shares in favor of the merger. As a result, the approval of the merger is virtually assured. The board of directors urges you to consider the enclosed material carefully and recommends that you vote “FOR” approval of the merger.

     Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the merger.

     On behalf of the Board of Directors of FNB Newton, we urge you to vote “FOR” the merger.

/s/Stephen C. Wood Stephen C. Wood President and Chief Executive Officer FNB Newton Bankshares, Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     Please see “Risk Factors” beginning on page 11 for a description of the factors that may affect the value of Synovus common stock to be issued in the merger along with several other risk factors that should be considered by FNB Newton shareholders with respect to the merger of FNB Newton with and into Synovus.

     The date of this document is January 22, 2003, and it is first being mailed to the shareholders of FNB Newton on or about January 24, 2003.

REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Synovus from documents that are not included in or delivered with this document. The information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following address:

Synovus Financial Corp.
901 Front Avenue, Suite 301
Columbus, Georgia 31901
Attn: G. Sanders Griffith, III
Senior Executive Vice President,
General Counsel & Secretary
Telephone: (706) 649-2267

     If you would like to request documents, please do so by February 14, 2003 in order to receive them before the special meeting.

Please see “Where You Can Find More Information” on page 50 for further information.

FNB NEWTON BANKSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on February 24, 2003

To Our Shareholders:

     Notice is hereby given that a special meeting of the shareholders of FNB Newton Bankshares, Inc. will be held at 4159 Mill Street, Covington, Georgia 30014, on Monday, February 24, 2003, at 10:00 a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of October 31, 2002, between Synovus Financial Corp. and FNB Newton Bankshares, Inc. Under the terms of this merger agreement, FNB Newton Bankshares, Inc. will be merged into Synovus, and FNB Newton Bankshares, Inc. shareholders will receive shares of Synovus common stock and cash, as more fully described in the accompanying document dated January 22, 2003.

2.	To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     Only shareholders of record on January 17, 2003 are entitled to receive notice of the special meeting and to vote at the special meeting.

     The merger is described in the accompanying document, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix “A” to the accompanying document.

     Shareholders of FNB Newton Bankshares, Inc. have the right to dissent from the merger and receive payment in cash of the fair value for their shares of FNB Newton Bankshares, Inc. common stock upon compliance with the dissenters’ rights provisions of the Georgia Business Corporation Code, a copy of which is attached as Appendix “B” to the accompanying document.

By Order of the Board of Directors
/s/Stephen C. Wood Stephen C. Wood President and Chief Executive Officer

Covington, Georgia
January 22, 2003

     Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting.

     The Board of Directors of FNB Newton Bankshares, Inc. Unanimously Recommends that You Vote in Favor of the Merger.

Do Not Send Stock Certificates With Your Proxy Card.

TABLE OF CONTENTS

Caption                                                                                                     Page
-------                                                                                                     ----

                                                             i
Resales of Synovus Common Stock...............................................................................31
DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF

APPENDIX C Fairness Opinion of Brown, Burke Capital Partners, L.L.C.
(now known as Burke Capital Group, L.L.C.)...................................................................C-1
APPENDIX D Tax Opinion of Powell, Goldstein, Frazer & Murphy LLP.........................................D-1

                                                             ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why is the merger being proposed?

A:	FNB Newton’s board of directors believes the merger is in the best interests of FNB Newton and will provide significant benefits to its shareholders. Synovus’ board of directors believes that the acquisition of FNB Newton will offer Synovus the opportunity to expand its banking operations in the attractive banking market of Atlanta, Georgia. To review the background and reasons for the merger in greater detail, see pages 15 and 16.

Q:	What will I receive in the merger?

A:	FNB Newton shareholders will receive $85.1536 in cash and approximately 4.1353 shares of Synovus common stock for each share of FNB Newton common stock they hold. Because the market price of Synovus common stock fluctuates, the value of securities you will receive will fluctuate on a day-to-day basis.

Synovus will not issue fractional shares in the merger. Instead, FNB Newton shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Synovus common stock that they would otherwise be entitled to receive, based upon the closing price of Synovus common stock on the last business day immediately prior to the effective date of the merger.

Q:	What happens as the market price of Synovus common stock fluctuates?

A:	Since the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares will be worth when issued in the merger.

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger in the first quarter of 2003.

Q:	What are the income tax consequences of the merger to me?

A:	We expect that an FNB Newton shareholder will recognize gain as a result of the surrender of FNB Newton common stock in exchange for the receipt of a combination of shares of Synovus and cash in an amount equal to the lesser of the cash received by such shareholder or the actual gain realized by such FNB Newton shareholder. The actual gain realized by an FNB Newton shareholder will be equal to the sum of the cash and the fair market value of the Synovus common stock received in the merger minus such shareholder’s basis in the shares of the FNB Newton common stock surrendered by such FNB Newton shareholder in the merger.

Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:	What am I being asked to vote upon and what is the required shareholder vote?

A:	You are being asked to approve the merger of FNB Newton into Synovus. Approval of the proposal requires the affirmative vote of holders of a majority of the shares of outstanding common stock of FNB Newton. FNB Newton’s board of directors encourages you to vote at the special meeting. The FNB Newton board of directors has unanimously approved and adopted the merger agreement and recommends that FNB Newton shareholders vote FOR the approval of the merger.

Q:	What should I do now?

A:	You should read this document carefully and determine whether you desire to vote for approval of the merger.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, we will send you written instructions for exchanging your FNB Newton common stock certificates for Synovus common stock certificates.

WHO CAN HELP ANSWER YOUR QUESTIONS

     If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

FNB Newton Bankshares, Inc.
4159 Mill Street
Covington, Georgia 30014
Attn: Thomas R. Kephart
Chief Financial Officer
Telephone: (770) 787-5500

SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement.

The Companies (page 40)

Synovus Financial Corp.
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
Telephone: (706) 649-4751

     Synovus Financial Corp., a Georgia corporation, is a financial services company whose stock is traded on the New York Stock Exchange under the symbol “SNV.” Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956 and became a financial holding company in April 2000. As of September 30, 2002, Synovus had total assets of approximately $18.5 billion, total deposits of $13.6 billion, shareholders’ equity of $2.0 billion and net loans of $13.9 billion. Synovus and its 37 commercial banking affiliates presently provide banking services at approximately 250 offices located in Georgia, Alabama, Florida, South Carolina and Tennessee. Synovus also provides a variety of other financial services including mortgage banking, securities brokerage, insurance agency, equipment leasing and trust services. In addition, Synovus holds an 81% interest in Total System Services, Inc. Total System Services, Inc. is an information technology processor of credit, debit, stored value, commercial and retail cards whose stock is traded on the New York Stock Exchange.

FNB Newton Bankshares, Inc.
4159 Mill Street
Covington, Georgia 30014
Telephone: (770) 787-5500

     FNB Newton Bankshares, Inc. is registered as a bank holding company under the Bank Holding Company Act. As of September 30, 2002, FNB Newton had total assets of $340 million, total deposits of $291 million, shareholders’ equity of $35 million and net portfolio loans of $267 million. FNB Newton has one banking subsidiary, First Nation Bank, Covington, Georgia, which provides services through its ten full-service banking offices. All references to FNB Newton refer to FNB Newton Bankshares, Inc. and its subsidiary bank, unless the context otherwise requires.

The Merger (page 13)

     If the merger is approved by FNB Newton’s shareholders, FNB Newton will be merged into Synovus, and FNB Newton’s banking subsidiary, through which it operates, will become a wholly owned subsidiary of Synovus. The merger requires the approval of the holders of a majority of the FNB Newton common stock outstanding on the record date. The directors and executive officers of FNB Newton together own approximately 92% of the shares entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger. As a result, the approval of the merger is virtually assured.

     We have attached the merger agreement as Appendix “A” to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

FNB Newton’s Reasons for the Merger (page 15)

     In reaching its decision to approve and recommend approval of the merger agreement, the FNB Newton board of directors considered a number of factors, including the following:

  the value of the consideration to be received by FNB Newton shareholders relative to the book value and earnings per share of FNB Newton common stock;
  certain information concerning the financial condition, results of operations and business prospects of Synovus;
  the fact that, following the merger, First Nation Bank would continue to operate under the existing name and management team;
  the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;
  the average daily trading volumes of shares of Synovus common stock;
  the alternatives to the merger, including remaining an independent institution;
  the competitive and regulatory environment for financial institutions generally;
  the expanded range of banking services that the merger will allow First Nation Bank to provide its customers;
  the enhanced career opportunities and benefits afforded First Nation Bank employees as a result of the merger;
  the expected increased dividend yield for FNB Newton shareholders from owning Synovus common stock;
  the fact that the merger will enable FNB Newton shareholders to exchange their shares of FNB Newton common stock for a combination of cash and shares of common stock of a regional bank, the stock of which is widely held and actively traded, and that the stock portion of the consideration will be received tax-free; and
  the opinion of Brown, Burke Capital Partners, L.L.C., now known as Burke Capital Group, L.L.C., that the consideration to be received by FNB Newton shareholders as a result of the merger is fair from a financial point of view.

Opinion of Financial Advisor (page 16)

     FNB Newton asked its financial advisor, Brown, Burke Capital Partners, L.L.C., now known as Burke Capital Group, L.L.C., for advice on the fairness, from a financial point of view, of the merger consideration to FNB Newton’s shareholders. Burke Capital has delivered its written opinion to the FNB Newton board that as of October 31, 2002, the date the FNB Newton board approved the merger agreement, the exchange ratio was fair, from a financial point of view, to the shareholders of FNB Newton. The opinion is attached as Appendix “C” to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Burke Capital. Burke Capital’s opinion is addressed to the FNB Newton board and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed merger. You should be aware that the opinion of Burke Capital does not address the fairness of the merger consideration at the time the merger is completed or at anytime other than October 31, 2002.

FNB Newton Special Shareholders’Meeting (page 11)

     The special meeting will be held at 4159 Mill Street, Covington, Georgia 30014 on Monday, February 24, 2003, at 10:00 a.m. local time.

Conditions to the Merger (page 22)

     Consummation of the merger is subject to various conditions, including:

  receipt of FNB Newton shareholder approval;

  receipt of the necessary regulatory approvals;
  receipt of an opinion from Powell, Goldstein, Frazer & Murphy LLP regarding tax aspects of the merger; and
  satisfaction of other customary closing conditions.

     The regulatory approvals necessary to consummate the merger and the other transactions contemplated by the merger agreement include the approval of the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance. The merger has been approved by both of the foregoing agencies.

Accounting Treatment (page 31)

     The merger will be accounted for as a purchase for financial reporting purposes.

Material United States Federal Income Tax Consequences of the Merger (page 28)

     We expect that Synovus, FNB Newton and FNB Newton shareholders will not recognize any gain or loss for United States federal income tax purposes as a result of the merger, except that FNB Newton shareholders will recognize gain to the extent of the cash received in exchange for the FNB Newton shares surrendered in the merger, but not in excess of the actual gain realized from the exchange. The board of directors of both companies will be receiving an opinion of tax counsel that the above will be the federal income tax consequences of the merger. A copy of this opinion is attached to this document as Appendix “D.” The opinion will not bind the Internal Revenue Service, which could take a different view. This tax treatment will not apply to any FNB Newton shareholder that exercises dissenters’ rights. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences.

Effective Date of Merger (page 14)

     The merger will become effective when all of the conditions to the merger have been satisfied and Articles of Merger are filed with the Georgia Secretary of State. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective in the first quarter of 2003. There can be no assurances, however, as to whether or when the merger will occur.

Dissenters’ Rights (page 38)

     Holders of FNB Newton common stock are entitled to dissent from the merger under Georgia law and, if the merger is consummated, to receive payment in cash for the fair value of their shares, upon compliance with the dissenters’ rights provisions of the Georgia Business Corporation Code. To preserve these rights, a shareholder must not vote in favor of the merger and must deliver to FNB Newton a written notice of intent to demand payment for such shareholder’s shares before the vote on the merger at the special meeting of FNB Newton shareholders. The delivery of a proxy or vote against the merger is not considered such a notice. Failure to follow required procedures may result in the loss of statutory dissenters’ rights. Dissenters Rights are addressed in more detail begining on page 38.

Risk Factors (page 11)

     In addition to the other information included in this document, including the matters addressed in “Forward-Looking Statements” on page 51, you should carefully consider the material risk factors to the merger, begining on page 11, in determining whether to vote in favor of the merger.

Interests of Certain Persons in the Merger (page 26)

     Certain executive officers of FNB Newton have interests in the merger that are different from your interests. Stephen C. Wood, President and Chief Executive Officer of FNB Newton, will enter into an employment agreement with Synovus providing for his continued employment as the President and Chief Executive Officer of First Nation Bank for a period of three years following the merger. In addition, both Mr. Wood and Thomas R. Kephart, Chief Financial Officer for FNB Newton, will receive certain payments and benefits as a result of change of control provisions in their employment agreements, stock plans and executive bonus agreements.

Termination of the Merger Agreement (page 25)

     Either FNB Newton or Synovus may terminate the merger agreement under the following circumstances, among others:

  the mutual consent of Synovus and FNB Newton;
  the merger is not completed before March 31, 2003, unless the failure to consummate by this time is due to a breach of the merger agreement by the party seeking to terminate; or
  failure of any of the conditions set forth in the merger agreement unless the failure is due to a breach of the merger agreement by the party seeking to terminate.

     Also, FNB Newton may terminate the merger agreement if, during the five (5) business days immediately prior to the effective date of the merger, the total cash consideration paid by Synovus is greater than fifty-five (55%) of the sum of such total cash consideration plus the total stock consideration such that Powell, Goldstein, Frazer & Murphy LLP cannot issue a tax opinion in which it opines that the merger shall qualify for a tax-free exchange pursuant to the applicable sections of the Internal Revenue Code.

No Solicitation (page 24)

     FNB Newton has agreed that until the completion of the merger, FNB Newton will not directly or indirectly take any specified actions with respect to any acquisition proposal. However, notwithstanding these restrictions, FNB Newton may, if necessary to comply with its fiduciary obligations and subject to other qualifications and conditions, furnish information and engage in discussions or negotiations in response to unsolicited acquisition proposals.

Effect of Merger on Rights of FNB Newton Shareholders (page 32)

     FNB Newton is a Georgia corporation and, therefore, the rights of shareholders of FNB Newton currently are determined by reference to the Georgia Business Corporation Code and FNB Newton’s Articles of Incorporation and bylaws. At the effective time of the merger, shareholders of FNB Newton will become shareholders of Synovus, which is a Georgia corporation. As a result, their rights as shareholders of Synovus will then be determined by reference to the Georgia Business Corporation Code and Synovus’ Articles of Incorporation and bylaws. There are various differences between Synovus’ Articles of Incorporation and bylaws and FNB Newton’s Articles of Incorporation and bylaws.

Comparative Market Price Information and Dividends

     Synovus common stock is listed on the NYSE under the symbol “SNV.” On September 30, 2002, there were 55 holders of record of FNB Newton common stock. No established trading market for FNB Newton common stock exists. Transactions in FNB Newton common stock are infrequent and are negotiated privately between the persons involved in these transactions. These transactions are not reported on an exchange or other organized trading system. For these reasons, FNB Newton lacks reliable data regarding recent trading activity in FNB Newton common stock. To the knowledge of management of FNB Newton, the last transaction in FNB Newton common stock occurred on May 23, 2000 when FNB Newton repurchased a total of 22,680 shares in two transactions, one of which involved the then-resigning Chief Executive Officer of FNB Newton, at a price of $43.86 per share.

The following table presents, for September 25, 2002 and January 17, 2003:

  the last reported sale price of one share of Synovus common stock, as reported on the NYSE Composite Transaction Tape;
  the most recent sales price of FNB Newton common stock to the knowledge of management of FNB Newton; and
  the equivalent per share price of FNB Newton common stock, giving effect to the merger.

     September 25, 2002 was the last full trading day before the public announcement of the proposed merger, and January 17, 2003, was the last day for which such information could be calculated before the date of this document. The equivalent price per share data for FNB Newton common stock has been determined by multiplying the last reported sale price of one share of Synovus common stock on each of these dates by the exchange ratio and then adding the cash portion of the consideration of $85.1536.

			Equivalent Price Per Share
	Synovus	FNB Newton (1)	of FNB Newton
Date	Common Stock	Common Stock	Common Stock
September 25, 2002	$20.87	$43.86	$171.46
January 17, 2003	$20.25	$43.86	$168.89

     (1) Represents the most recent transaction in the common stock of FNB Newton, to the knowledge of FNB Newton, which occurred on May 23, 2000.

     Synovus common stock is listed on the NYSE under the symbol “SNV.” There is no trading market for FNB Newton common stock. The table below shows the high and low closing prices of Synovus common stock and cash dividends declared per share for Synovus and FNB Newton for the last two fiscal years plus the interim period.

	Synovus			FNB Newton
			Cash	Cash
	High	Low	Dividends	Dividends
Quarter Ended
March 31, 2002	$31.74	$24.75	$0.1475	$0.21
June 30, 2002	30.39	24.31	0.1475	0.21
September 30, 2002	27.01	20.17	0.1475	0.21
December 31, 2002	21.90	16.81	0.1500	0.21

Quarter Ended
March 31, 2001	$28.31	$24.04	$0.1275	$0.00
June 30, 2001	31.77	26.00	0.1275	0.00
September 30, 2001	34.45	24.63	0.1275	0.15
December 31, 2001	28.00	23.02	0.1275	0.21

SELECTED FINANCIAL DATA

     The following tables show summary historical financial data for Synovus. The information in the following tables was derived from historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. When you read the summary financial information provided in the following table, you should also read the historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” on page 50.

[Rest of page intentionally left blank]

SYNOVUS FINANCIAL CORP. Selected Financial Data Dollars in thousands, except per share data)
	Nine Months Ended September 30

	(Unaudited)		Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Income Statement Data:
Net interest income	$530,897	459,019	$629,791	562,332	513,294	455,065	425,920
Provision for losses on loans	49,497	34,956	51,673	44,341	34,007	26,882	32,485
Non-interest income	900,278	861,068	937,697	833,513	739,765	582,213	501,412
Non-interest expense	958,183	914,624	1,005,963	923,274	856,549	695,812	618,691
Net income	260,919	226,405	311,616	262,557	225,307	196,465	170,829

Balance Sheet Data:
Investment securities	$2,162,135	2,090,931	$2,088,287	2,077,928	1,993,957	1,877,473	1,702,681
Loans, net of unearned income	14,058,387	11,852,572	12,417,917	10,751,887	9,068,239	7,603,605	6,752,154
Total assets	18,510,215	15,778,199	16,657,947	14,908,092	12,547,001	10,811,592	9,530,541
Deposits	13,644,457	11,525,774	12,146,198	11,161,710	9,440,087	8,797,412	7,928,211
Long-term debt	1,294,091	935,731	1,052,943	840,859	318,620	131,802	131,492
Average total shareholders’ equity	1,804,206	1,514,363	1,548,030	1,303,634	1,165,426	1,013,334	865,232
Average total assets	17,034,528	15,153,173	15,375,004	13,466,385	11,438,696	9,827,925	9,067,237

Per Share Data:
Net income - basic	$0.88	0.78	$1.07	0.93	0.80	0.72	0.63
Net income - diluted	0.87	0.77	1.05	0.92	0.80	0.71	0.63
Cash dividends declared	0.44	0.38	0.51	0.44	0.36	0.29	0.24
Book value per share	6.54	5.56	5.75	4.98	4.35	3.99	3.50

Ratios:
Return on assets (1)	2.05%	2.00	2.03%	1.95	1.97	2.00	1.88
Return on equity (1)	19.34	19.99	20.13	20.14	19.33	19.39	19.74
Dividend payout ratio (2)	50.58	49.10	47.67	47.56	43.70	39.55	36.85
Average shareholders’ equity to average assets	10.59	9.99	10.07	9.68	10.19	10.31	9.54

(1)	Ratios for the nine month periods have been annualized.
(2)	Determined by dividing dividends declared by net income, excluding pooled subsidiaries.

RISK FACTORS

     In addition to the other information included in this document, FNB Newton shareholders should carefully consider the matters described below in voting on the issuance of shares of Synovus common stock in the merger.

     You may receive shares of Synovus common stock with a market value lower than you expected.

     Synovus is offering to a pay a total net consideration of $85.1536 in cash and approximately 4.1353 shares of Synovus common stock for each share of FNB Newton common stock. This exchange ratio will not be adjusted for changes in the market price of Synovus common stock. Any change in the price of Synovus common stock prior to the merger will affect the value that FNB Newton shareholders will receive in the merger. If the market price of Synovus common stock declines, then the value of the total net consideration you will receive will decline as well. Stock price variations may result from a variety of factors that are beyond our control, including changes in, or market perceptions of changes in, the business, operations or prospects of Synovus, market assessments of the likelihood the merger will be consummated, regulatory considerations, general market and economic conditions and other factors.

     The price of Synovus common stock at the effective date of the merger may vary from its prices on (a) October 31, 2002, the date the merger agreement was executed, (b) the date of this document and (c) the date of FNB Newton’s special shareholders meeting. Because the effective date of the merger will follow the date of FNB Newton’s special shareholders meeting, at the time of the special meeting you will not know the market value of the Synovus common stock that you may receive upon completion of the merger.

     Changes in our public forecast may affect the value of your shares.

     The value of Synovus common stock may be materially affected by the financial results and expectations relating to the future financial performance of Synovus’ subsidiary, Total System Services, Inc. (“TSYS”). Synovus owns approximately 81% of TSYS, a Columbus, Georgia based payment processing company. Over the past five years TSYS has contributed approximately 26% of Synovus’ net income on an annual basis. On October 15, 2002, TSYS issued a press release realigning its forecast of 2003 net income, projecting an increase of 12 - 15% over 2002 net income. This change in forecast was based upon TSYS’ expectation that it would not sign a major client by the end of 2002. As of December 31, 2002, TSYS had not signed a major new client. The assumptions underlying the TSYS net income forecast in such press release did not include any revenues or expenses associated with signing or converting a major client. This means that if TSYS signs a major client in 2003, it may need to readjust its 2003 forecast to reflect such increased expense that will be incurred in advance of realizing revenue from the new major client. If TSYS changes its forecast for this reason or any other reason the share price of any Synovus common stock you receive may decrease. In addition, the long-term revenue prospects of TSYS and Synovus could be adversely affected if TSYS fails to sign a new major client.

THE SPECIAL MEETING

     We are furnishing this document to shareholders of FNB Newton in connection with the solicitation of proxies by the board of directors of FNB Newton for use at the special meeting of its shareholders.

Date, Time and Place

     The special meeting will be held at 4159 Mill Street, Covington, Georgia 30014 on Monday, February 24, 2003, at 10:00 a.m. local time.

Matters to Be Considered at the Special Meeting

     At the special meeting, the shareholders of FNB Newton will be asked to consider and vote upon the approval of the merger, and such other matters as may properly be brought before the special meeting.

     The FNB Newton board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote “FOR” approval of the merger.

Record Date; Stock Entitled to Vote; Quorum

     Only holders of record of FNB Newton common stock at the close of business on January 17, 2003, the record date for the FNB Newton special meeting, are entitled to receive notice of the special meeting and to vote at the special meeting. Holders of record of shares of FNB Newton common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

     On the record date, January 17, 2003, 544,980 shares of FNB Newton common stock were issued and outstanding and were held by 55 holders of record.

     A majority of all the issued and outstanding shares of FNB Newton common stock, present in person or by proxy, will constitute a quorum for the special meeting.

Vote Required

     The approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of FNB Newton common stock.

     The merger does not require the approval of Synovus’ shareholders. Synovus’ board of directors approved the merger on October 31, 2002.

Stock Ownership of FNB Newton Directors and Executive Officers

     At the close of business on the record date, the directors and executive officers of FNB Newton beneficially owned and were entitled to vote approximately 499,576 shares of FNB Newton common stock. This ownership represents approximately 92% of the shares of FNB Newton common stock outstanding on that date.

Voting of Proxies

     Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the shareholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the merger.

     FNB Newton intends to count shares of FNB Newton common stock present in person at the special meeting but not voting, and shares of FNB Newton common stock for which proxies are received but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.

     For voting purposes at the special meeting, only shares voted in favor of approval of the merger will be counted as favorable votes for such approval and adoption. A shareholder’s failure to submit a proxy, failure to vote in person, or abstention from voting with respect to the approval of the merger will have the same effect as if the shareholder voted against approval of the merger.

     Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to the merger (“broker non-votes”) will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions and broker non-votes will, however, be treated as shares present for purposes of determining whether a quorum is present.

     The proposal to adopt the merger agreement is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the merger must be approved by the holders of a majority of the outstanding shares of FNB Newton common stock, abstentions and broker non-votes will have the same effect as a vote against the merger at the meeting. Accordingly, the FNB Newton board urges FNB Newton shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

     We do not expect that any matters other than the proposal to approve the merger will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

     The persons named as proxies by an FNB Newton shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger. However, the persons named as proxies will not vote any shares which are voted against the approval of the merger in favor of such an adjournment.

Revoking Proxies

     FNB Newton shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. A shareholder may revoke a proxy by taking any of the following actions:

  sending a written notice indicating his or her intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of FNB Newton;
  submitting a later-dated signed proxy; or
  attending the special meeting and voting or abstaining from voting in person.

     Attendance at the special meeting alone without voting or abstaining from the vote on the merger will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the Corporate Secretary of FNB Newton, at FNB Newton’s principal executive offices, before the voting begins at the special meeting.

Proxy Solicitation

     FNB Newton will pay the costs of printing this document and all other costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of FNB Newton may solicit proxies from shareholders of FNB Newton by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. FNB Newton will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FNB Newton will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the FNB Newton Board

     The FNB Newton board has unanimously adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of FNB Newton and its shareholders. The FNB Newton board unanimously recommends that FNB Newton shareholders vote “FOR” approval of the merger.

THE MERGER

     The following is a description of the material information pertaining to the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix “A” to this document and is incorporated by reference. All shareholders are urged to read carefully the merger agreement, as well as the other appendices, in their entirety.

     The boards of directors of Synovus and FNB Newton have approved, and the proper officers of Synovus and FNB Newton have executed and delivered, the merger agreement.

Terms of the Merger

     On the effective date of the merger, which will be specified in the Articles of Merger to be filed with the Georgia Secretary of State, each issued and outstanding share of FNB Newton common stock will be converted into the right to receive $85.1536 in cash and approximately 4.1353 shares of Synovus common stock.

     You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the merger. You will not know when you vote on the merger precisely what the shares of Synovus common stock will be worth when issued in the merger.

     After the effective date of the merger, outstanding certificates representing shares of FNB Newton common stock will represent shares of Synovus common stock and cash. Certificates representing shares of FNB Newton common stock may be surrendered to Synovus by the FNB Newton shareholders on or after the effective date of the merger for new certificates representing shares of Synovus common stock and cash. Until so surrendered to Synovus, the certificates which previously represented shares of FNB Newton common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock and cash which the holders are entitled to receive upon their surrender to Synovus except for the payment of dividends, which is subject to the exchange of stock certificates.

     Until the stock certificates nominally representing shares of FNB Newton common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock and cash, no dividends payable as of any date after the effective date of the merger on the shares of Synovus common stock represented by the FNB Newton common stock certificates will be paid. However, Forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder. Upon the surrender to Synovus of the FNB Newton common stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding FNB Newton common stock certificates.

     Synovus will not issue fractional shares of Synovus common stock in the merger. Instead, Synovus will pay cash, without interest, in lieu of fractional shares, in an amount equal to such fractional part of a share of Synovus common stock multiplied by the closing price per share of Synovus common stock on the last business day immediately prior to the effective date of the merger.

     The delivery of Synovus stock certificates and other amounts may be subject to forfeiture under applicable escheat laws if FNB Newton stock certificates are not surrendered for exchange within the legally specified periods of time, which vary with the state of residence of the certificate holder. Therefore, we urge all FNB Newton shareholders to surrender their FNB Newton stock certificates at the earliest possible date after consummation of the merger in accordance with instructions provided to you by Synovus in the letter of transmittal described in the following paragraph.

     As soon as practicable following consummation of the merger, Synovus will send each shareholder of FNB Newton common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of FNB Newton common stock for certificates representing shares of Synovus common stock and cash. Until the letter of transmittal is received, shareholders of FNB Newton should continue to hold their certificates representing shares of FNB Newton common stock. Do not send any FNB Newton stock certificates with your proxy card.

     After the effective date of the merger, each outstanding FNB Newton stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options shall be equal to the exercise price per share of the FNB Newton common stock under the original option divided by 8.4578, unless adjusted pursuant to the merger agreement. The number of shares subject to the converted options shall be equal to the product of the number of shares of FNB Newton common stock subject to the original option multiplied by 8.4578, unless adjusted pursuant to the merger agreement.

Background of the Merger

     The board of directors of FNB Newton has, over time, considered the possibility of strategic combinations with a number of other financial institutions in assessing the means by which to maximize the value of FNB Newton stock to its shareholders. The factors which the board of directors of FNB Newton have taken into account in evaluating potential combinations have included, but were not limited to, financial terms of proposed mergers, trading volume of shares of potential acquirors, employee and credit cultures, as well as the comparability of business lines and geographic locations. As part of its ongoing operations, management and the board of directors of FNB Newton regularly assess the financial services industry as a whole, including the regulatory and competitive environments for banking services.

     In March 2002, FNB Newton engaged Brown, Burke Capital Partners, L.L.C., now known as Burke Capital Group, L.L.C., to explore its strategic options, including potential merger partners. Pursuant to this engagement, in July 2002, Burke Capital contacted a number of financial institutions, including Synovus, regarding their interest in FNB Newton and the banking market in Newton, Henry and Rockdale Counties. Indications of interest were received from several financial institutions, and were analyzed and considered by management and the board of directors of FNB Newton with the assistance of its financial and legal advisors.

     On August 12, 2002 the FNB Newton board held a special meeting to consider the initial bids submitted by potential acquirors. At this meeting, the board of directors authorized Burke Capital to invite certain potential acquirors, including Synovus, to conduct due diligence at FNB Newton.

     During the first week of September 2002, Synovus conducted preliminary due diligence of FNB Newton. On September 17, 2002, the board of directors of FNB Newton authorized management to pursue discussions with Synovus. On September 20, 2002, Synovus and FNB Newton executed a letter of intent with respect to a potential transaction. During the following weeks, management of the two companies and their respective legal and financial advisors negotiated the terms of a proposed merger agreement under which FNB Newton would merge with and into Synovus. During this time period, FNB Newton conducted due diligence with respect to Synovus, and Synovus concluded its due diligence with respect to FNB Newton.

     On October 31, 2002, the board of directors of FNB Newton held a special meeting to consider the proposed merger with Synovus. Burke Capital summarized certain financial information with respect to Synovus and the proposed transaction for the FNB Newton board and rendered an opinion that, as of October 31, 2002, the terms of the merger as set forth in the proposed merger agreement were fair to the FNB Newton shareholders from a financial point of view. Also at this meeting, Powell, Goldstein, Frazer & Murphy LLP, FNB Newton’s outside legal counsel, reviewed with the board of directors the terms of the merger and the definitive agreement documenting the proposed transaction. After questions by and discussions among the members of the FNB Newton board of directors, and after consideration of the factors described under “FNB Newton’s Reasons For the Merger; Recommendation of the FNB Newton Board of Directors,” the FNB Newton board voted unanimously to approve the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger agreement and the transactions contemplated by the merger agreement to the FNB Newton shareholders. Following the conclusion of the meeting, Synovus and FNB Newton executed and delivered the merger agreement.

Recommendation of FNB Newton Board and Reasons for the Merger

     On October 31, 2002, the board of directors of FNB Newton unanimously approved and adopted the merger agreement. The board of directors of FNB Newton believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of FNB Newton shareholders. The board of directors of FNB Newton unanimously recommends that you vote to approve the merger.

     In reaching its decision to adopt and recommend approval of the merger agreement, the FNB Newton board considered a number of factors, including the following:

  the value of the consideration to be received by FNB Newton shareholders relative to the book value and earnings per share of FNB Newton common stock;

  certain information concerning the financial condition, results of operations and business prospects of Synovus;
  the fact that, following the merger, First Nation Bank would continue to operate under its existing name and management team;
  the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;
  the average daily trading volume of shares of Synovus common stock;
  the alternatives to the merger, including remaining an independent institution;
  the competitive and regulatory environment for financial institutions generally;
  the expanded range of banking services that the merger will allow First Nation Bank to provide its customers;
  the enhanced career opportunities and benefits afforded First Nation Bank employees as a result of the merger;
  the expected increased dividend yield for FNB Newton shareholders from owning Synovus common stock;
  the fact that the merger will enable FNB Newton shareholders to exchange their shares of FNB Newton common stock for a combination of cash and shares of common stock of a regional bank, the stock of which is widely held and actively traded, and that the stock portion of the consideration will be received tax-free; and
  the opinion of Brown, Burke Capital Partners, L.L.C., now known as Burke Capital Group, L.L.C., that the consideration to be received by FNB Newton shareholders as a result of the merger is fair from a financial point of view.

     The foregoing discussion of the information and factors considered by the FNB Newton board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the FNB Newton board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.

     Each member of the board of directors of FNB Newton has indicated that he or she intends to vote his or her shares of FNB Newton common stock in favor of the merger.

     FNB NEWTON’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FNB NEWTON’S SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     Management of Synovus believes that the merger will provide Synovus with expanded market share opportunities for profitable long-term growth and result in the addition of a well-suited and positioned banking organization into Synovus’ existing organization.

Opinion of FNB Newton’s Financial Advisor

     Brown, Burke Capital Partners, L.L.C., now known as Burke Capital Group, L.L.C., acted as financial advisor to FNB Newton in connection with the proposed merger with Synovus and participated in certain of the negotiations leading to the merger agreement. Burke Capital’s principal business activity is advising on merger and acquisitions, with a specialty in financial institutions.

     At the October 31, 2002 meeting at which the board considered and approved the amended merger agreement, Burke Capital delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to FNB Newton shareholders from a financial point of view. The full text of Burke Capital’s written opinion is attached as Appendix “C” to this document. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

      Burke Capital’s opinion speaks only as of the date of the opinion. The opinion was directed to the FNB Newton board and is directed only to the fairness of the merger consideration to FNB Newton shareholders from a financial point of view. It does not address the underlying business decision of FNB Newton to engage in the merger or any other aspect of the merger and is not a recommendation to any FNB Newton shareholder as to how such shareholder should vote at the special meeting with respect to the merger, or any other matter.

     In connection with rendering its October 31, 2002 opinion, Burke Capital reviewed and considered, among other things:

  The draft merger agreement and certain of the schedules thereto.
  Certain publicly available financial statements and other historical financial information of FNB Newton that it deemed relevant.
  Certain publicly available financial statements and other historical financial information of Synovus that it deemed relevant.

  Projected earnings estimates for FNB Newton for the years ending December 31, 2002 through 2003 prepared by and reviewed with management of FNB Newton and the views of senior management of FNB Newton, based on discussions with members of senior management, regarding FNB Newton’s business, financial condition, results of operations and future prospects.
  Earnings per share estimates for Synovus for the years ending December 31, 2002 and 2003 published by Institutional Brokers Estimate System (I/B/E/S), and the views of the senior management of Synovus, based on limited discussions with members of senior management, regarding Synovus’ business, financial condition, results of operations and future prospects. I/B/E/S is a data service that monitors and produces a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.
  The pro forma financial impact of the merger on Synovus, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of FNB Newton and Synovus.
  The publicly reported historical prices and trading activity for Synovus’ common stock, including a comparison of certain financial and stock market information for Synovus with similar publicly available information for certain other companies the securities of which are publicly traded.
  The financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available.
  The current market environment generally and the banking environment in particular.
  Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

FNB NEWTON’S BOARD OF DIRECTORS DID NOT LIMIT THE INVESTIGATIONS MADE OR THE PROCEDURES FOLLOWED BY BURKE CAPITAL IN GIVING ITS OPINION.

     In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of FNB Newton and Synovus that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of FNB Newton or Synovus or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of FNB Newton or Synovus, nor did it review any individual credit files relating to FNB Newton or Synovus. With FNB Newton’s consent, Burke Capital assumed that the respective allowances for loan losses for both FNB Newton and Synovus were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of FNB Newton or Synovus. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of FNB Newton and Synovus for the accuracy and completeness of the audited financial statements furnished to it.

     Burke Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital also assumed that there has been no material change in FNB Newton’s and Synovus’ assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that FNB Newton and Synovus will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

     In rendering its October 31, 2002 opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital, but is not a complete description of all the analyses underlying Burke Capital’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital’s comparative analyses described below is identical to FNB Newton or Synovus and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of FNB Newton or Synovus and the companies to which they are being compared.

     The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of FNB Newton and I/B/E/S estimated earnings per share for Synovus. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, FNB Newton’s management confirmed to Burke Capital that they reflected the best currently available estimates and judgments of such managements of the future financial performance of FNB Newton, and Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke

Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by FNB Newton were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FNB Newton, Synovus and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FNB Newton board at the October 31st meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital’s analyses do not necessarily reflect the value of FNB Newton”s common stock or Synovus’ common stock or the prices at which FNB Newton’s or Synovus’ common stock may be sold at any time.

     SUMMARY OF PROPOSAL. Burke Capital reviewed the financial terms of the proposed transaction. Based upon the closing price of Synovus’ common stock on October 30, 2002 of $20.25, Burke Capital calculated an implied transaction value of $168.92 per share and based upon FNB Newton’s September 30, 2002 financial information, Burke Capital calculated the following ratios:

Deal Value Calculations:		Deal Multiples:
SNV Closing Price (October 30, 2002)	$ 20.25	Transaction Value / LTM Net Income	20.7x
Shares Issued	2,403,276	Transaction Value / Book Value	2.70x
Value of Share Consideration	$ 48,666,339	Transaction Value / Tangible Book Value	2.70x
Value of Cash Consideration	$ 46,407,022	Core Deposit Premium	11.2%
Deal Value	$ 95,073,361
Deal Value per Share	$ 168.92

     The aggregate transaction value was approximately $95.1 million, based upon approximately 563 thousand fully diluted shares of FNB Newton common stock outstanding, which was determined using the treasury stock method at the implied per share transaction value. For purposes of Burke Capital’s analyses, earnings per share were based on fully diluted earnings per share.

     STOCK TRADING HISTORY. Burke Capital reviewed the history of reported prices of Synovus’ common stock and the Standard & Poor’s 500 Index (“S&P 500”) on a five year, 10 year, and 20 year basis. Synovus outperformed the S&P 500 on each of the periods to which it was compared. Burke Capital also reviewed the trading characteristics of Synovus’ stock. The average daily trading volume was approximately 845 thousand shares over the three month period ended October 30, 2002.

     COMPARABLE COMPANY ANALYSIS. Burke Capital used publicly available information to compare selected financial information for FNB Newton and a group of selected financial institutions. The group consisted of FNB Newton and 13 commercial banks, which it refers to as the “FNB Newton Peer Group.” The FNB Newton Peer Group consisted of commercial banks located in the southeast which had a return on average assets, based on the most recent quarter’s earnings, greater than 1.25%, price to tangible equity of 200% and assets between $100 million and $1 billion. The FNB Newton Peer Group was comprised of the following institutions:

1. American National Bankshares Danville, VA	6. Bank of Kentucky Finl Corp. Florence, KY	10. Bank of the Ozarks Inc. Little Rock, AR
2. Calvin B. Taylor Bankshares Berlin, MD	7. Community Bank of N. Virginia Sterling, VA	11. Fauquier Bankshares Inc. Warrenton, VA
3. Franklin Financial Corp. Franklin, TN	8. Greer Bancshares Inc. 19 Greer, SC	12. Middleburg Financial Corp. Middleburg, VA
4. SNB Bancshares Inc. Macon, GA	9. Southern Financial Bancorp Warrenton, VA	13. Virginia Commerce Bancorp Inc. Arlington, VA
5. WGNB Corporation Carrollton, GA

     The analysis compared publicly available financial information for FNB Newton and the median data for the FNB Newton Peer Group as of and for each of the years ended December 31, 1996 through 2001. The table below sets forth the comparative data as of and for the period ended September 30, 2002, with pricing data as of October 30, 2002.

Company	FNB Newton Bankshares, Inc.	FNB Newton Peer Group Median

Total Assets	$ 339,614	$ 553,673
Tangible Equity / Total Assets	10.38%	7.89%
Intangible Assets / Total Equity	0.00%	0.52%
Gross Loans / Total Deposits	92.8%	83.0%
Total Borrowings / Total Assets	3.24%	8.71%
Non-Performing Assets / Total Assets	0.17%	0.35%
Loan Loss Reserve / Gross Loans	1.23%	1.19%
Net Interest Margin	5.14%	4.43%
Non - Interest Income / Average Assets	1.41%	1.23%
Non - Interest Expense / Average Assets	3.46%	2.83%
Efficiency Ratio	55.9%	53.3%
3 Year Earnings CAGR	4.2%	20.1%
Return on Average Assets	1.72%	1.56%
Return on Average Equity	16.97%	16.65%
Price / Tangible Book Value per Share	NA	1.85x
Price / LTM E.P.S.	NA	12.7x
Dividend Yield	NA	1.58%
Dividend Payout Ratio	8.10%	18.9%

     Burke Capital also used publicly available information to perform a similar comparison of selected financial and market trading information for Synovus and a group of comparable commercial banks. It consisted of Synovus and the following twelve publicly traded regional commercial banks (which it refers to in its discussion as the “Synovus Peer Group”):

1. AmSouth Bancorp. Birmingham, AL	5. BB&T Corp. Winston-Salem, NC	9. Compass Bancshares Inc. Birmingham, AL
2. Colonial BancGroup Inc. Montgomery, AL	6. First Tennessee National Corp. Memphis, TN	10. First Virginia Banks, Inc. Falls Church, VA
3. Hibernia Corp. New Orleans, LA	7. Regions Financial Corp. Birmingham, AL	11. SouthTrust Corp. Birmingham, AL
4. SunTrust Banks Inc. Atlanta, GA	8. Union Planters Corp. Memphis, TN	12. Wachovia Corp. Charlotte, NC

     The analysis compared publicly available financial information for Synovus and the median data for each of the Synovus Peer Group as of and for each of the years ended December 31, 1996 through 2001. The table below sets forth the comparative data as of and for the period ended September 30, 2002, with pricing data as of October 30, 2002.

Company	Synovus Financial Corp.	Synovus Peer Group Median

Total Assets	$18,510,215	$36,429,231
Tangible Equity / Total Assets	9.93%	7.06%
Intangible Assets / Total Equity	6.22%	16.60%
Gross Loans / Total Deposits	104.8%	105.7%
Total Borrowings / Total Assets	13.01%	21.27%
Non-Performing Assets / Total Assets	0.45%	0.51%
Loan Loss Reserve / Gross Loans	1.36%	1.39%
Net Interest Margin	4.62%	4.28%
Non - Interest Income / Average Assets	7.01%	1.97%
Non - Interest Expense / Average Assets	7.53%	3.16%
Efficiency Ratio	67.7%	57.3%
3 Year E.P.S. CAGR	22.8%	15.1%
Return on Average Assets	2.07%	1.36%
Return on Average Equity	19.18%	15.15%
Price / Tangible Book Value per Share	3.30x	2.46x
Price / LTM E.P.S.	17.3x	13.7x
Dividend Yield	2.91%	3.01%
Dividend Payout Ratio	47.6%	41.2%

     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Burke Capital reviewed other comparable recent transactions which had been announced in the preceding 12 months involving publicly traded commercial banks as acquired institutions with transaction values between $100 million and $1 billion and a return on average assets greater than 1.00%. 46 transactions fitting these criteria were announced nationwide. Burke Capital reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, and transaction value to total assets and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to FNB Newton’s financial information as of and for the period ended September 30, 2002 and compared it to the implied transaction. As illustrated in the following table, Burke Capital derived an imputed range of values per share of FNB Newton’s common stock of $122.15 to $151.30 based upon the median multiples for nationwide transactions. The median valuations as implied by the application of the median and mean multiples were $141.40 and $147.33, respectively. The implied transaction value of the merger as calculated by Burke Capital was $168.92.

	Median Multiple	Implied Value	Implied Value	Mean Multiple	FNB Newton

Transaction Value / LTM E.P.S.	17.5x	$ 143.26	18.5x	$ 151.30	20.7x
Transaction Value / Book Value	2.25x	$ 141.40	2.35x	$ 147.33	2.70x
Transaction Value / Tangible Book Value	2.29x	$ 144.20	2.38x	$ 149.72	2.70x
Tangible Book Premium / Core Deposits (1)	17.3%	$ 138.39	17.5%	$ 139.44	24.4%
Transaction Value / Total Assets	20.1%	$ 122.15	21.0%	$ 127.62	28.0%
Median		$ 141.40		$ 147.33	$ 168.92
Mean		$ 137.88		$ 143.08

Implied Range	$ 122.15<=>	$ 144.20	$ 127.62	<=> $ 151.30

(1) Assumes $244,905 thousand of core deposits based on the June 30, 2002 core deposit percentage.

     Burke Capital also ranked the implied transaction in relation to the 46 comparable deals on a transaction value to book value basis, a transaction value to last twelve months earnings basis, and a tangible book premium to core deposits basis. The implied transaction value ranked tenth, twelfth and ninth, respectively.

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Burke Capital performed a discounted earnings analysis with regard to FNB Newton on a stand alone basis. This analysis utilized a range of discount rates of 16.0% to 20.0% and a set of terminal multiples to earnings and book of 17.5x and 2.25x, respectively, derived from the median multiples paid in the selected merger transactions. The analysis resulted in a range of present values of $122.97 per share to $142.45 per share for FNB Newton. The implied transaction value of the merger as calculated by Burke Capital was $168.92. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Burke Capital noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

     PRO FORMA MERGER ANALYSIS. Burke Capital analyzed certain potential pro forma effects of the merger, based upon (1) the assumption that each share of the FNB Newton common stock is exchanged for (a) cash at a value of $85.1536 per share, which totals an aggregate of $46,407,022, and (b) Synovus common stock at an exchange ratio of 4.1353, which totals in aggregate 2,253,666 shares, (2) the earnings per share estimates and projections of FNB Newton and Synovus, and (3) assumptions regarding the economic environment, accounting and tax treatment of the merger, charges and transaction costs associated with the merger and cost savings determined by the senior managements of FNB Newton and Synovus. The analysis indicated that for the year ending December 31, 2003, the merger would be slightly accretive to the combined company’s projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     FNB Newton has agreed to pay Burke Capital a transaction fee of 1% of the aggregate value of the transaction for the first $85 million and 5% of any value over $85,000,000. In connection with this agreement, FNB Newton paid Burke Capital $25,000 as a retainer, and $35,000 when the merger agreement was signed. Both of these amounts will be credited against the transaction fee due upon the closing of the merger. FNB Newton has also agreed to reimburse Burke Capital for its out-of-pocket expenses incurred in connection with its engagement and to idemnify Burke Capital and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Conditions to the Merger

     Each party’s obligation to effect the merger is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:

  approval of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the shares of FNB Newton common stock;
  approval of the merger agreement and the transactions contemplated by the merger agreement by the Federal Reserve Board and the Georgia Department of Banking and Finance, and the receipt of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the merger agreement;
  the satisfaction of all other statutory or regulatory requirements, including the requirements of the New York Stock Exchange or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the merger agreement;
  no party shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

  the registration statement of which this document forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority; and
  each party shall have received an opinion from Powell, Goldstein, Frazer & Murphy LLP to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code.

     The obligation of Synovus to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to the other closing conditions, the following:

  each of the representations, warranties and covenants of FNB Newton contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and Synovus will have received a certificate signed by the Chief Executive Officer of FNB Newton, dated the effective date, to such effect;
  there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves FNB Newton: (a) which, in the reasonable judgment of Synovus, would, or which may be forseen to have, a material adverse effect upon FNB Newton or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;
  Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of FNB Newton which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on FNB Newton;
  Stephen C. Wood will have entered into an employment agreement with Synovus;
  on the effective date of the merger, First Nation Bank will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;
  on the effective date of the merger, FNB Newton will have a loan loss reserve of at least 1.25% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;
  the results of any regulatory exam of FNB Newton or First Nation Bank occurring between the date the merger agreement was signed and the closing date of the merger shall be reasonably satisfactory to Synovus; and
  FNB Newton will have delivered to Synovus certain environmental reports.

     The obligation of FNB Newton to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following;

  each of the representations, warranties and covenants of Synovus contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and FNB Newton will have received a certificate signed by the Chief Executive Officer of Synovus, dated the effective date, to such effect;
  the listing for trading of the shares of Synovus common stock to be issued pursuant to the terms of the merger agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance;
  there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of FNB Newton, would, or which may be forseen to have, have a material adverse effect upon either Synovus or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;
  FNB Newton will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of FNB Newton, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of FNB Newton, has or will have a material adverse effect on Synovus;
  FNB Newton shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that, among other opinions, the shares of Synovus common stock to be issued in the merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights; and
  FNB Newton shall have received a letter from Brown, Burke Capital Partners, L.L.C., now known as Burke Capital Group, L.L.C., to the effect that, in the opinion of such firm, the exchange ratio is fair from a financial point of view to the holders of FNB Newton stock.

No Solicitation

     In the merger agreement, FNB Newton has agreed that it will not solicit or encourage any inquiry or proposal relating to the merger or consolidation of FNB Newton with any entity or the acquisition of all or a significant portion of its assets or properties or equity securities by any person or entity, and that, subject to the fiduciary duties of the board of directors of FNB Newton, it will not negotiate with respect to any such transaction, nor reach any agreement or understanding with respect thereto. FNB Newton has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and may have the effect of discouraging persons who might now or prior to the effective date of the merger be interested in acquiring all of or a significant interest in FNB Newton from considering or proposing such an acquisition.

Conduct of Business of FNB Newton Pending the Merger

     The merger agreement provides that prior to the effective date of the merger, FNB Newton and its subsidiary will conduct business only in the ordinary course and will not, without the prior written consent of Synovus:

  issue any options to purchase capital stock or issue any shares of capital stock;
  declare, set aside, or pay any dividend or distribution with respect to the capital stock of FNB Newton other than normal and customary quarterly cash dividends, in an amount not to exceed $0.21 per share of FNB Newton common stock;
  directly or indirectly redeem, purchase or otherwise acquire any capital stock of FNB Newton or its subsidiary;
  effect a split or reclassification of the capital stock of FNB Newton or its subsidiary or a recapitalization of FNB Newton or its subsidiary;
  amend the Articles of Association or bylaws of FNB Newton or its subsidiary;
  grant any increase in the salaries payable or to become payable by FNB Newton or its subsidiary to any employee other than normal, annual salary increases to be made with regard to employees;
  make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors, except to the extent such changes are required by applicable laws or regulations;
  enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of FNB Newton or its subsidiary or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of FNB Newton’s banking business;
  incur or assume any liabilities, other than in the ordinary course of business;
  dispose of any of its assets or properties, other than in the ordinary course of business; or
  take any other action not in the ordinary course of business.

Regulatory Approvals

     Consummation of the merger and the other transactions contemplated by the merger agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve Board and the Georgia Department of Banking and Finance. Applications in connection with the merger were filed with the regulatory agencies on or about November 19, 2002. The merger has been approved by both the Federal Reserve Board and the Georgia Department of Banking and Finance. The U.S. Attorney General has shortened the period that the merger cannot be consummated from 30 to 15 days after its approval by the Federal Reserve Board. During this period, the United States Justice Department may challenge the merger on antitrust grounds.

     There can be no assurance that the regulatory agencies will approve or take other required action with respect to the merger. Synovus and FNB Newton are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should other approvals or actions be required, it is contemplated that Synovus and FNB Newton would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.

Waiver and Amendment

     Before the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between the parties after approval of their respective boards of directors.

Termination and Termination Fee

     The merger agreement may be terminated prior to the effective date either before or after its approval by the shareholders of FNB Newton. The merger agreement may be terminated by Synovus or FNB Newton:

  by mutual consent of Synovus and FNB Newton;
  if consummation of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by the terminating party; or
  if the merger is not consummated by March 31, 2003, unless the failure to consummate by such time is due to the breach of the merger agreement by the terminating party.

     In addition, the merger agreement may be terminated by FNB Newton if, during the five (5) business days immediately prior to the effective date of the merger, the total cash consideration paid by Synovus is greater than fifty-five (55%) of the sum of such total cash consideration plus the total stock consideration such that Powell, Goldstein, Frazer & Murphy LLP cannot issue a tax opinion in which it opines that the merger shall qualify for a tax-free exchange pursuant to the applicable section of the Internal Revenue Code.

     If either party terminates the merger agreement due to the failure of the other party to satisfy its representations, warranties or covenants in the agreement, the terminating party will be entitled to a cash payment from the other party in the amount of the terminating party’s expenses related to the merger, up to a maximum of $150,000.

Interests of FNB Newton’s Directors and Officers in the Merger

     Some members of the FNB Newton board of directors and management have interests in the merger in addition to their interests generally as shareholders of FNB Newton. The FNB Newton board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

     Existing Employment Agreements. Stephen C. Wood, Chairman and President of FNB Newton, and Thomas R. Kephart, Chief Financial Officer of FNB Newton, both have existing employment agreements which contain change of control provisions that would be triggered by the merger. As such, if the merger is completed as contemplated, Messrs. Wood and Kephart would each receive a change of control payment, under certain circumstances, equal to his total compensation for the immediately preceding twelve month period.

     Executive Special Bonus Payments. FNB Newton is a party to an Executive Special Bonus Agreement with Stephen C. Wood and Thomas R. Kephart, respectively. These agreements provide for several revenue-based bonuses, as well as the payment of bonuses to Messrs. Wood and Kephart in the amounts of $50,000 and $25,000, respectively, in the event a sale of FNB Newton is closed and consummated on or before April 1, 2003. In addition, these agreements provide that Messrs. Wood and Kephart will be paid $10,000 and $5,000, respectively, for each full $1,000,000 amount by which the total value of the sale of FNB Newton exceeds $90,000,000. As of January 17, 2003, such bonus amounts payable to Messrs. Wood and Kephart would be approximately $70,000 and $35,000, respectively.

     Phantom Stock Plan. FNB Newton is a party to Phantom Stock Agreements with both Stephen C. Wood and Thomas R. Kephart. Under these agreements, FNB Newton granted Messrs. Wood and Kephart, phantom stock units which represent eligibility, subject to a vesting schedule, to receive a cash benefit amount calculated using a formula defined in the stock plan that takes into account the increase in book value from the prior fiscal year. These agreements also provide that participants become 100% vested upon a change of control, and that FNB Newton has the right to prepay all benefit amounts, in the sole discretion of FNB Newton. As of the effective date of the merger agreement, the total amounts payable to Messrs. Wood and Kephart were $15,105.94 and $3,470.19, respectively.

     Anticipated Employment Agreements. It is a condition to the merger that Stephen C. Wood enter into an employment agreement with Synovus before the effective date of the merger. The proposed employment agreement is for a three-year term with a base salary equal to that under Mr. Wood’s existing employment agreement and provides for the election of Mr. Wood as President of First Nation Bank. Mr. Wood will be granted options to purchase 10,000 shares of common stock of Synovus at fair market value in connection with the employment agreement. The proposed employment agreement also provides that should Mr. Wood leave the employment of Synovus during the three-year term, he shall repay a pro rata portion of the change of control payment he will receive pursuant to his existing employment agreement which is referenced in the immediately preceding section. As part of the employment agreement, Synovus has also agreed to enter into its standard change of control agreement with Mr. Wood. The agreement provides severance pay and continuation of certain benefits in the event of a change of control of Synovus. In order to receive benefits under the agreement, the executive’s employment must be terminated involuntarily and without cause, whether actually or constructively, within one year following a change of control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a change of control.

     Synovus has also proposed to enter into an employment agreement with Thomas R. Kephart as Chief Financial Officer of First Nation Bank for a three-year term with a base salary equal to that of Mr. Kephart under Mr. Kephart’s existing employment agreement. The employment agreement would also provide that should Mr. Kephart leave the employment of Synovus during the three-year term, he shall repay a pro rata portion of the change of control payment he will receive pursuant to his existing employment agreement which is referenced in the immediately preceding section.

     FNB Newton Stock Options. FNB Newton has granted stock options from time to time to some directors, executive officers, key employees, and consultants (“Optionees”). As of the date of this document, there are outstanding options to purchase an aggregate of 29,500 shares of FNB Newton common stock that have been granted to the Optionees. Upon completion of the merger, each option granted by FNB Newton will be assumed by Synovus and converted automatically into an option to purchase shares of Synovus common stock. The number of Synovus shares to be subject to each new option and the exercise price per share of Synovus common stock under the new option are defined in the merger agreement. All of the outstanding FNB Newton stock options which are not otherwise fully exercisable prior to the merger will become immediately exercisable upon completion of the merger. The following table sets forth, as of the date of this document, with respect to each Optionee of FNB Newton (a) the number of shares of FNB Newton common stock subject to options held by such person, and (b) the number of shares as to which such options will become exercisable upon completion of the merger.

Name	Title or Position	Shares Subject to FNB Options	Shares as to which Options will Vest at Time of Merger
Stephen C. Wood	Chairman of FNB Newton and President of First Nation Bank	10,000	10,000

Darryl Pittard	Consultant	10,000	10,000

Thomas R. Kephart	Secretary of FNB Newton and Chief Financial Officer of First Nation Bank	4,500	4,500

Karen M. Watson	Executive Vice President of First Nation Bank	2,000	2,000

Major William Loftin, Jr.	Chief Credit Officer	1,000	1,000

Fred R. Vick	Executive Vice President of First Nation Bank	1,000	1,000

William C. Lankford, Jr.	Member, FNB Newton Board of Directors	1,000	1,000
		29,500	29,500

Employee Benefits

     Synovus has agreed in the merger agreement that, following the effective date of the merger, Synovus will provide to employees of FNB Newton employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that are substantially similar to those currently provided by FNB Newton and its subsidiary. As soon as administratively and financially practicable following the effective date of the merger, Synovus has agreed to provide generally to employees of FNB Newton and its subsidiary employee benefits which are substantially similar to those provided by Synovus and its subsidiaries to their similarly situated employees.

Material United States Federal Income Tax Consequences of the Merger

     The following is a general summary of the material United States federal income tax consequences of the merger to Synovus, FNB Newton, and FNB Newton shareholders who hold FNB Newton common stock as capital assets, assuming that the merger is effected as described in the merger agreement and this document. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to below as the “Code”, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not such transactions are in connection with the merger, including, without limitation, transactions in which FNB Newton common stock is acquired or Synovus common stock is disposed of in such prior or subsequent transactions.

     The following summary does not address all U.S. federal income tax considerations that may be relevant to particular FNB Newton shareholders in light of their particular circumstances. This summary does not address the U.S. federal income tax considerations applicable to certain classes of FNB Newton shareholders, including:

  financial institutions;
  insurance companies;
  tax-exempt organizations;
  dealers in securities or currencies;
  traders in securities that elect to market;
  persons who hold FNB Newton common stock as part of a hedge, straddle or conversion transaction;
  persons who are treated as foreign persons for United States federal income tax purposes;
  persons who acquired or acquire shares of FNB Newton common stock pursuant to the exercise of employee stock options or otherwise as compensation; and
  persons who do not hold their shares of FNB Newton common stock as a capital asset.

     ACCORDINGLY, FNB NEWTON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Consummation of the merger is conditioned upon the receipt by the boards of directors of FNB Newton and Synovus of an opinion of tax counsel, dated the date of the merger, in form and substance reasonably satisfactory to such Boards, respectively, that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will rely on certain facts, assumptions, and representations set forth or referred to in the opinions, including representations contained in officers” certificates of FNB Newton, Synovus, and others.

     Assuming that the merger is transacted in accordance with the opinion of counsel described above, tax counsel has advised the boards of directors of FNB Newton and Synovus that the material United States federal income tax consequences of the merger to FNB Newton, Synovus, and the shareholders of FNB Newton common stock will be as follows:

  Neither FNB Newton nor Synovus will recognize any gain or loss as a result of the transfer of assets by FNB Newton and the assumption of FNB Newton”s liabilities by Synovus as a result of the merger of FNB Newton with and into Synovus, except for the recognition by FNB Newton and the members of the FNB Newton consolidated group for U.S. federal income tax purposes of any gain that has been deferred in accordance with the provisions of Treasury Regulation issued in accordance with the provisions of Section 1502 of the Code.
  The basis of the assets received by Synovus from FNB Newton, including the stock of FNB Newton, will equal FNB Newton”s basis in such assets immediately prior to the merger, and Synovus” holding period with respect to such assets will include the period such assets were held by FNB Newton.
  Holders of FNB Newton common stock that receive cash and Synovus common stock in connection with the merger will recognize gain in an amount equal to the lesser of the cash received in the merger, but not including any cash received in lieu of the issuance of fractional shares of Synovus common stock, or the actual gain realized from the exchange. The actual gain realized from the exchange will be equal to the excess of the sum of the cash and the fair market value of the Synovus common stock received by an FNB Newton shareholder over such FNB Newton shareholder”s basis in his FNB Newton common stock surrendered in the merger. An FNB Newton shareholder that acquired his FNB Newton shares at different times and in different lots will be required to compute separately any gain recognized as a result of the exchange of such FNB Newton shares in the merger for each lot of FNB Newton shares owned by such FNB Newton shareholder. Any gain recognized by any such FNB Newton shareholder will be long-term capital gain provided that the FNB Newton common stock was held as a capital asset by such FNB Newton shareholder and such FNB Newton shareholder has held such FNB Newton shares for more than one year on the date of the exchange, and the requirements for sale or exchange treatment in Code Section 302(b)(1), (2), or (3) are met. An FNB Newton shareholder will not be permitted to recognize any loss realized as a result of the surrender of his FNB Newton common stock in the merger.
  The aggregate adjusted tax basis of the Synovus common stock, including fractional shares of Synovus common stock, received by an FNB Newton shareholder who exchanges his FNB Newton common stock for cash and Synovus common stock pursuant to the merger will be equal to the aggregate adjusted tax basis of the FNB Newton common stock surrendered in exchange therefore, decreased by the amount of cash received in the merger, not including cash received in lieu of fractional shares, and increased by the amount of gain recognized as a result of the receipt of cash in the merger, but not gain recognized with respect to the receipt of cash in lieu of fractional shares. Such amount must then be further reduced by the amount of such basis allocated to the fractional shares of Synovus common stock redeemed in the merger.
  The holding period of the Synovus common stock received by each FNB Newton shareholder who exchanges his FNB Newton common stock for Synovus common stock and cash pursuant to in the merger, including any fractional share deemed issued and then redeemed for cash, will include the holding period of the FNB Newton common stock surrendered in exchange therefor.
  A holder of FNB Newton common stock receiving cash in the merger in lieu of a fractional interest in Synovus common stock will be treated as if such holder actually received such fractional share interest that was subsequently redeemed by Synovus. An FNB Newton shareholder will generally recognize gain or loss for U.S. federal income tax purposes with respect to a cash payment in lieu of a fractional share measured by the difference, if any, between the amount of cash received and the shareholder”s adjusted tax basis in such fractional share interest.
  Where, pursuant to the exercise of dissenters” rights, solely cash is received by a FNB Newton shareholder in exchange for the cancellation of his FNB Newton common stock in the merger, the former FNB Newton shareholder will be subject to federal income tax as a result of such transaction. The cash will be treated as having been received in redemption of such holder”s FNB Newton common stock and subject to the taxation in accordance with provisions and limitations of Section 302 of the Code.

     Under Section 302 of the Code, the gain recognized by an FNB Newton shareholder in connection with the merger will be considered capital gain if one of the following tests is met after the merger:

  the FNB Newton shareholder does not own any shares of Synovus common stock;

  the receipt of cash is considered “substantially disproportionate” with respect to the FNB Newton shareholder”s ownership of Synovus common stock after the merger; or
  the receipt of cash by the FNB Newton shareholder is "not essentially equivalent to a dividend."

     These three tests are applied by taking into account not only Synovus common stock that a former FNB Newton shareholder actually owns after the merger, but also Synovus common stock that such FNB Newton shareholder constructively owns pursuant to Section 318 of the Code, as described below.

     Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse, and his or her children, grandchildren, and parents (“family attribution”). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities (“entity attribution”). A shareholder is also deemed to own shares that the shareholder has the right to acquire by exercise of an option.

     In general, a “complete termination” will be deemed to have occurred with respect to a former FNB Newton shareholder if such FNB Newton shareholder does not own actually or constructively own any shares of Synovus common stock immediately after the merger. However, a shareholder may qualify for gain or loss treatment under the “complete termination” requirements even though such shareholder constructively owns shares of Synovus common stock provided that (1) the former FNB Newton shareholder constructively owns shares of Synovus common stock only as a result of the family attribution rules or, in some cases, as a result of a combination of the family and entity attribution rules, and (2) the former FNB Newton shareholder qualifies for and executes a waiver of the family attribution rules, such waiver being subject to several conditions, one of which is that the shareholder has no interest in Synovus immediately after the reverse stock split, including an interest as an officer, director or employee, other than an interest as a creditor.

     In general, the receipt of cash pursuant to the merger stock split will be “substantially disproportionate” with respect to a former FNB Newton shareholder if (a) the percentage of Synovus common stock directly and constructively owned by such former FNB Newton shareholder immediately after the merger is less than (b) 80% of the percentage of Synovus common stock that such FNB Newton shareholder would have directly and constructively owned if the former FNB Newton shareholder had received only Synovus common stock instead of both cash and Synovus common stock in the merger, hypothetically assuming that only Synovus common stock was offered as the merger consideration. In addition, any such former FNB Newton shareholder cannot own 50% or more of the Synovus common stock immediately after the reverse stock split. Alternatively, the receipt of cash pursuant to the reverse stock split will, in general, be “not essentially equivalent to a dividend” if the reverse stock split results in a “meaningful reduction” in a former FNB Newton shareholder’s proportionate interest in Synovus common stock as compared to the Synovus common stock such former FNB Newton shareholder would have owned if the former FNB Newton shareholder had received only Synovus common stock instead of both cash and Synovus common stock in the merger, hypothetically assuming that only Synovus common stock was offered as the merger consideration.

     It is anticipated that a former FNB Newton shareholder who receives both cash and Synovus common stock in the merger likely will meet both the “complete termination” and the “substantially disproportionate” redemption requirements because his or her ownership percentage of Synovus common stock probably will decrease by a meaningful amount, in excess of 20%, as a result of the receipt of cash, in lieu of the hypothetical issuance of additional shares of Synovus common stock as substitute merger consideration. However, since the information regarding the satisfaction of any of the three redemption requirements depends upon facts that are personal as to each FNB Newton shareholder, each FNB Newton shareholder is urged to discuss whether the FNB Newton shareholder will satisfy one of these requirements with his or her own tax adviser.

     If none of the three redemption requirements described above is satisfied, any gain recognized by a former FNB Newton shareholder will be taxable as a dividend. Capital gain that is recognized by a former FNB Newton shareholder as a result of the receipt of cash in connection with the merger is taxed at maximum rate of 20% for U.S. federal income tax purposes in the case of an individual taxpayer. Dividend income is taxed as ordinary income at rates of up to 38.6% currently for U.S. federal income tax purposes. State and local income taxes also may apply.

     Each FNB Newton shareholder that receives Synovus common stock in the merger will be required to attach a statement to such FNB Newton shareholder’s federal income tax return for the year of the merger that describes the facts of the merger, including information regarding such FNB Newton shareholder’s basis in the FNB Newton common stock exchanged, and the number of shares of Synovus common stock and cash received in exchange for FNB Newton common stock. Each FNB Newton shareholder should also keep as part of his permanent records information necessary to establish such FNB Newton shareholder’s basis in, and holding period for, the Synovus common stock received in the merger.

     No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. FNB Newton shareholders should be aware that the tax opinions described above do not bind the Internal Revenue Service. The closing conditions regarding receipt of a tax opinion may not be waived by the boards of directors of either FNB Newton or Synovus and, accordingly, are irrevocable.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, FNB NEWTON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment

     The merger will be accounted for by Synovus as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of FNB Newton will be combined with the earnings of Synovus only from and after the effective date of the merger.

Expenses

     The merger agreement provides that Synovus and FNB Newton will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own investment bankers, legal counsel and accountants.

New York Stock Exchange Listing

     Synovus common stock is listed on the NYSE. The shares of Synovus common stock to be issued to the shareholders of FNB Newton in the merger will be listed on the NYSE.

Resales of Synovus Common Stock

     The shares of Synovus common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an “affiliate” of FNB Newton for purposes of Rule 145 under the Securities Act as of the date of the FNB Newton special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any resale of any of the shares of Synovus common stock received by the affiliate in the merger. Persons who may be deemed to be affiliates of FNB Newton generally include individuals or entities that control, are controlled by or are under common control with FNB Newton and may include executive officers and directors of FNB Newton as well as principal shareholders of FNB Newton.

     FNB Newton has agreed in the merger agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of FNB Newton to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of FNB Newton common stock owned by such person or Synovus common stock to be received by such person in the merger except in compliance with Rule 145 or in a transaction exempt under the Securities Act. This prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this prospectus in connection with any such resale.

DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF
FNB NEWTON SHAREHOLDERS

     If the merger is completed, all holders of FNB Newton common stock and options will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of FNB Newton common stock. The rights of FNB Newton shareholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and bylaws of FNB Newton. The rights of Synovus shareholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and bylaws of Synovus. The following discussion summarizes the material differences between the current rights of FNB Newton shareholders and the rights they will have as Synovus shareholders following the merger.

     The following comparison of shareholders’ rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders and is subject, in all respects, and is qualified by reference to the Georgia Business Corporation Code, FNB Newton’s Articles of Incorporation and bylaws, and Synovus’ Articles of Incorporation and bylaws.

SYNOVUS	FNB NEWTON
•	Ten votes for each share held, except in limited circumstances described below	•	One vote for each share held
•	No cumulative voting rights in the election of directors, meaning that the holders of a plurality of the shares elect the entire board of directors	•	Same as Synovus
•	Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions	•	Same as Synovus
•	Right to participate pro rata in distribution of assets upon liquidation	•	Same as Synovus
•	No pre-emptive or other rights to subscribe for any additional shares or securities	•	Same as Synovus
•	No conversion rights	•	Same as Synovus
•	Directors serve staggered 3-year terms	•	Directors serve one-year terms
•	Some corporate actions, including business combinations, require the affirmative action or vote of 66-2/3% of the votes entitled to be cast by the shareholders of all voting stock	•	Corporate actions require the affirmative vote of a majority of the votes cast at the meeting, unless otherwise required by law

•	No preferred stock is authorized	•	One million shares of preferred stock authorized; none issued
•	Common Stock Purchase Rights trade with shares as described below	•	No comparable provision

Synovus Common Stock

     Synovus is incorporated under the Georgia Business Corporation Code. Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 299,703,639 shares were outstanding on September 30, 2002. Synovus has no preferred stock authorized. Synovus’ board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

     As described below, Synovus’ Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus’ board of directors.

     Voting Rights; Anti-Takeover Effects; The Voting Amendment

     Under an amendment to Synovus’ Articles of Incorporation and bylaws which became effective on April 24, 1986, referred to in this document as the “voting amendment,” shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:

  has had the same beneficial owner since April 24, 1986;
  was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;
  is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of FNB Newton upon consummation of the merger;
  was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan;
  is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ board of directors approving such issuance and/or transfer specifically reference and grant such rights;
  has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;
  was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or
  is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

     Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

     In connection with various meetings of Synovus’ shareholders, shareholders are required to submit to Synovus’ board of directors satisfactory proof necessary for it to determine whether such shareholders’ shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus’ board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

     As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for listing on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which Synovus’ voting amendment qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus’ management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the voting amendment and restoring the principle of one share/one vote.

     If the merger is approved, present shareholders of FNB Newton common stock, as future shareholders of Synovus common stock, will, under the voting amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Each shareholder of FNB Newton may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if a FNB Newton shareholder acquires by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, he or she will be entitled to only receive one vote per share for each of the shares in excess of 1,139,063 shares until they have been held for four years.

     Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

     The Rights Plan

     Synovus has adopted a shareholder rights plan under which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of “triggering events.” Shareholder rights plans such as Synovus’ plan are intended to encourage potential hostile acquirors to negotiate with the board of directors of the target corporation to avoid occurrence of the “triggering events” specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus’ shareholder rights plan are discussed below.

     On April 27, 1999, the board of directors of Synovus adopted a rights plan and authorized and declared a dividend of one common stock purchase right with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the date the rights become exercisable or the expiration or earlier redemption of the rights. Each right entitles the registered holder to purchase from Synovus one share of common stock at a price of $225.00 per share, subject to adjustment, once rights become exercisable. The description and terms of the rights are set forth in the rights agreement between Synovus and Mellon Investor Services LLC, as the rights agent.

     Initially, the rights will attach to all certificates of outstanding shares of common stock, and no separate right certificates will be distributed. The rights will become exercisable and separate from the shares of common stock upon the earlier to occur of:

  ten days after the date of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock, such date being referred to in this document as the “stock acquisition date” and such person or group as an “acquiring person”; or
  ten business days, or such later date as the board may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock, the earlier of such date and the stock acquisition date being the “distribution date.”

     Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

     Each of the following persons will not be deemed to be an acquiring person even if they have acquired, or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock:

  Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus;
  any shareholder who is a descendant of D. Abbott Turner, any shareholder who is affiliated or associated with the Turner family and any person who would otherwise become an acquiring person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock;
  any person who would otherwise become an acquiring person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person becomes the beneficial owner of any additional shares of common stock; and
  any person who as of May 4, 1999 was the beneficial owner of 15% or more of the outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock.

     Until the distribution date or earlier redemption or expiration of the rights:

  the rights will be evidenced by the certificates for the common stock;
  the rights will be transferred with, and only with, the shares of common stock;
  new common stock certificates issued after the record date upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference; and
  the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

     As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the rights. The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus.

     If any person becomes an acquiring person, each holder of a right will thereafter have the “flip-in right” to receive, upon payment of the purchase price of the right, shares of common stock, or in some circumstances, cash, property or other securities of Synovus, having a value equal to two times the purchase price of the right. Notwithstanding the foregoing, all rights that are, or were, beneficially owned by an acquiring person or any affiliate or associate of an acquiring person will be null and void and not exercisable.

     If, at any time following the stock acquisition date: (1) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the consummation of the transaction are not the holders of all of the surviving corporation’s voting power, or (2) more than 30% of Synovus’ assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus’ business, then each holder of a valid right shall thereafter have the “flip-over right” to receive, in lieu of shares of common stock and upon exercise and payment of the purchase price, common shares of the acquiring company having a value equal to two times the purchase price of the right. If a transaction would otherwise result in a holder’s having a flip-in as well as a flip-over right, then only the flip-over right will be exercisable. If a transaction results in a holder’s having a flip-over right after a transaction resulting in a holder’s having a flip-in right, a holder will have flip-over rights only to the extent such holder’s flip-in rights have not been exercised.

     The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (2) upon the grant to holders of the common stock of rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets, excluding dividends payable in common stock, or of subscription rights or warrants, other than those referred to above. However, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%.

     The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the distribution date.

     At any time after a person becomes an acquiring person and before the acquisition by a person of 50% or more of the outstanding common stock of Synovus, the board of directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such acquiring person which would become null and void, at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per right, subject to adjustment.

     To the extent that, after the triggering of flip-in rights, insufficient shares of common stock are available for the exercise in full of the rights, holders of rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the purchase price.

     Synovus is not required to issue fractional shares of common stock. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current value of a share of common stock. Following the triggering of the flip-in rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the rights. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of common stock.

     At any time before the distribution date, the board of directors of Synovus may redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

     The issuance of the rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus’ shares of common stock. If the rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

     Before the stock acquisition date, the rights agreement generally may be amended by Synovus without the consent of the holders of the rights or the common stock. On or after the stock acquisition date, Synovus may amend the rights agreement only to (1) cure any ambiguity, (2) correct or supplement any provision which may be defective or inconsistent with the other provisions of the rights agreement, or (3) change or supplement the rights agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of rights, other than an acquiring person and its affiliates and associates.

     A copy of the rights agreement has been filed with the SEC as an exhibit to Synovus’ Registration Statement on Form 8-A with respect to the rights filed with the SEC. The Form 8-A and the rights agreement are incorporated by reference in this document, and reference is made to them for the complete terms of the rights agreement and the rights. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. If the merger is approved, rights will attach to Synovus common stock issued to the present shareholders of FNB Newton.

     Staggered Board of Directors; Supermajority Approvals

     Under Synovus’ Articles of Incorporation and bylaws, Synovus’ board of directors is divided into three classes of directors serving staggered three year terms, with the terms of each class of directors to expire each succeeding year. Also under Synovus’ Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:

  call a special meeting of Synovus shareholders;
  fix, from time to time, the number of members of Synovus’ board of directors;
  remove a member of Synovus’ board of directors;
  approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus’ assets to or with any other corporation, person or entity, with respect to which the approval of Synovus’ shareholders is required by the provisions of the corporate laws of the State of Georgia; and
  alter, delete or rescind any provision of Synovus’ Articles of Incorporation.

     This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus’ staggered board of directors, especially when combined with the voting amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share under the voting amendment, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

     Evaluation of Business Combinations

     Synovus’ Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus’ board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.

FNB Newton Capital Stock

     The Articles of Incorporation of FNB Newton authorize the issuance of 10,000,000 shares of FNB Newton common stock and 1,000,000 shares of preferred stock. At September 30, 2002, there were 544,980 shares of FNB Newton common stock issued and outstanding and no shares of FNB Newton preferred stock issued and outstanding. The remaining authorized shares of FNB Newton common stock and preferred stock may be issued from time to time in such amounts as the board of directors determines. The FNB Newton board may issue shares of preferred stock in one or more series, and determine the relative rights and preferences of the shares of each series. Each holder of FNB Newton common stock has one vote per share upon all matters voted upon by shareholders. Voting rights are noncumulative so that shareholders holding a majority of the outstanding shares of FNB Newton common stock are able to elect all members of the board of directors. All shares of FNB Newton common stock, when issued and fully paid, are non-assessable and are not subject to redemption or conversion and have no preemptive rights. Upon the liquidation, dissolution or winding up of FNB Newton, whether voluntary or involuntary, holders of FNB Newton common stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of FNB Newton available for distribution. All shares of FNB Newton common stock are entitled to share equally in such dividends as the board of directors may declare on the FNB Newton common stock from sources legally available therefor. FNB Newton is a holding company and conducts almost all of its operations through its bank subsidiary. Accordingly, FNB Newton depends on the cash flow of its subsidiary bank to meet its obligations. FNB Newton’s subsidiary bank is limited in the amount of dividends it can pay to FNB Newton without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB Newton’s subsidiary bank from paying dividends if they think the payment would be an unsafe and unsound banking practice.

     Required Shareholder Votes

     Under FNB Newton’s Articles of Incorporation and bylaws, FNB Newton’s board of directors is elected by the affirmative vote of a majority of shares represented at each annual meeting. There are no provisions requiring supermajority approval for any shareholder vote or action under FNB Newton’s Articles of Incorporation and bylaws,. Therefore, provisions of Georgia law relating to shareholder approval of merger and share exchange prescribe the shareholder vote required to approve the merger. Georgia law requires that FNB Newton shareholders approve the merger agreement adopted by the board of directors. The merger agreement must be approved by a majority of all the votes entitled to be cast on the merger agreement by all shares entitled to vote on the plan. All shares of FNB Newton are entitled to vote on the merger agreement.

     The preceding descriptive information concerning Synovus common stock and FNB Newton capital stock outlines certain provisions of Synovus’ Articles of Incorporation and bylaws, FNB Newton’s Articles of Incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and FNB Newton capital stock. The information is not a complete description of those documents and statutes and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus, the Articles of Incorporation and bylaws of FNB Newton and the laws of the State of Georgia.

DISSENTERS’ RIGHTS

     Pursuant to Sections 7-1-537 and 14-2-1301 et. seq. of the Official Code of Georgia Annotated, as amended (“Georgia Law”), any shareholder of record of FNB Newton common stock who objects to the merger, and who fully complies with all of the provisions of Georgia Law, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of FNB Newton common stock if the merger is consummated. A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies FNB Newton in writing of the names and addresses of each person on whose behalf he or she asserts dissenters’ rights. A beneficial owner must dissent with respect to all the shares he or she owns. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under Georgia Law, the fair value of a dissenting shareholder’s FNB Newton common stock is determined as of the close of the business on the date prior to the effective date of the merger, excluding any appreciation or depreciation therein in anticipation of the merger.

     Any FNB Newton shareholder desiring to receive payment of the fair value of his or her FNB Newton common stock in accordance with the requirements of Georgia Law: (a) must file with FNB Newton prior to the special meeting of shareholders of FNB Newton at which the vote will be taken on the merger agreement and the merger, or at the special meeting, but before the vote is taken, a written notice of his or her intent to demand payment of the fair value of his or her shares of FNB Newton common stock if the merger agreement is approved and the merger is consummated; (b) must not vote in favor of the proposal to which he or she objects, although he or she may abstain from voting; and (c) must, by the date specified in the dissenters’ notice (“Dissenters’ Notice”) mailed to him or her by FNB Newton, which date shall not be fewer than 30 nor more than 60 days from the shareholders’ receipt of the Dissenters’ Notice, demand payment for his or her shares and deposit his or her share certificates in accordance with the terms of the Dissenters’ Notice. A filing of the written notice of intent to demand payment for shares and the demand for payment pursuant to conditions (a) and (c) above should be sent to: FNB Newton Bankshares, Inc., 4159 Mill Street, Covington, Georgia 30014. A vote against the merger agreement and the merger alone will not satisfy the requirements for the separate written notice of intent to demand payment and the payment demand referred to in conditions (a) and (c) above; all three conditions must be separately complied with.

     If the merger agreement is approved and the merger is authorized, FNB Newton will mail within 10 days thereafter to each FNB Newton shareholder who has complied with conditions (a) and (b) above, a Dissenters’ Notice, addressed to the FNB Newton shareholder at such address as he has furnished FNB Newton in writing, or, if none, at the FNB Newton shareholder’s address as it appears on the records of FNB Newton, which notice will: (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, and (3) set a day by which FNB Newton must receive the payment demand which date may not be less than 30 nor more than 60 days after the Dissenters’ Notice is delivered. A record shareholder who does not demand payment or deposit his share certificates where required, each by the date specified in the Dissenters’ Notice, is not entitled to payment for his shares.

     If all of the conditions specified in (1), (2) and (3) in the immediately preceding paragraph are fully complied with, FNB Newton is required to make a written offer, within 10 days of the later of the date the merger is consummated or receipt of the payment demand, to each dissenting shareholder to purchase all of his or her shares of FNB Newton common stock at a specified price which Synovus and FNB Newton consider to be their fair value, plus accrued interest, as of the close of business on the day prior to the merger, excluding any change in value induced by the proposed merger or its consummation.

     The offer of payment must be accompanied by:

(1)	A copy of FNB Newton’s balance sheet as of the end of a fiscal year not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	A statement of FNB Newton’s and Synovus’ estimate of the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under Section 14-2-1327 of Georgia Law; and

(5)	A copy of Section 14-2-1301 et. seq. of Georgia Law, a copy of which is attached to this document as Appendix "B."

     Assuming the merger has been effected, if the shareholder accepts FNB Newton’s and Synovus’ offer by written notice within 30 days after the offer or is deemed to have accepted the offer by failing to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer of or the consummation of the merger, whichever is later. If a dissenting shareholder’s demand for payment under Section

14-2-1327 of Georgia Law remains unsettled, FNB Newton shall commence a proceeding within 60 days after receiving the payment demand and petition the Superior Court of Newton County, Georgia to determine the fair value of the dissenter’s shares and accrued interest, which interest shall be computed from the effective date of the merger. If FNB Newton does not commence the proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

     The foregoing does not purport to be a complete statement of the provisions of Georgia Law relating to statutory dissenters’ rights and is qualified in its entirety by reference to said provisions, relevant portions of which are reproduced in full in Appendix “B” to this document, which is incorporated herein by reference.

DESCRIPTION OF SYNOVUS

Business

     The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of Synovus:

1.	Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (which incorporates certain portions of Synovus’ Proxy Statement, including the Financial Appendix thereto, for its Annual Meeting of Shareholders held on April 24, 2002), as amended by Synovus’ Annual Report on Form 10-K/A filed on April 10, 2002.

2.	Synovus’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

3.	Synovus’ Current Reports on Form 8-K dated January 16, 2002, April 15, 2002, July 12, 2002, July 17, 2002, August 8, 2002, October 15, 2002 and January 15, 2003.

Management and Additional Information

    Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated into this document by reference. See “Where You Can Find More Information” on page 50. Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under “Where You Can Find More Information.”

Recent Developments

     On January 15, 2003, Synovus announced financial results for the quarter and year ended December 31, 2002. Net Income for 2002 increased 17.2% to $365 million or $1.21 per diluted share. For the fourth quarter, net income increased 22.6% and diluted earnings per share grew 20.2% over the same period last year. Synovus filed a Form 8-K with the Securities and Exchange Commission reflecting such information.

DESCRIPTION OF FNB NEWTON

Business

     FNB Newton Bankshares, Inc. is a bank holding company registered under the bank holding company laws of the State of Georgia, whose sole subsidiary and principal asset is First Nation Bank, a commercial bank chartered under the laws of the State of Georgia. FNB Newton owns all of the outstanding capital stock of First Nation Bank. Through its ownership of First Nation Bank, FNB Newton is engaged in a general commercial banking business and its primary source of earnings is derived from income generated by First Nation Bank. As of September 30, 2002, FNB Newton, on a consolidated basis, had total assets of approximately $340 million, net portfolio loans of approximately $267 million, total deposits of approximately $291 million, and shareholders’ equity of approximately $35 million. Unless the context otherwise requires, references herein to FNB Newton include FNB Newton Bankshares, Inc. and its subsidiary bank on a consolidated basis.

     First Nation Bank was first organized in March 1963 as First National Bank of Newton County, a national banking association. First National Bank of Newton County converted to a state chartered commercial bank in April 1995 and changed its name to First Newton Bank. First Newton Bank subsequently became First Nation Bank in May 2000. FNB Newton was formed in August 1984 to act as a holding company for First Nation Bank. First Nation Bank engages in general commercial banking and related businesses from its 10 full-service banking locations in Newton, Henry and Rockdale Counties, Georgia.

     The business of First Nation Bank consists of attracting deposits from the general public in the areas served by its banking offices and using those deposits, together with funds derived from other sources, to fund a variety of consumer, commercial and residential real estate loans in Covington and surrounding areas. The revenues of First Nation Bank are derived primarily from interest on, and fees received in connection with, its lending activities and from interest and dividends from investment securities and short-term investments. The principal sources of funds for First Nation Bank’s lending and investment activities are deposits, amortization and repayment of loans, and the maturity and repayments of investment securities. The principal expenses of First Nation Bank are the interest paid on deposits and operating and general and administrative expenses.

     As a general commercial bank, First Nation Bank offers a broad range of commercial, consumer and residential real estate loans, and provides a variety of corporate and personal banking services to individuals, businesses and other institutions located in its market area. In order to attract funds for loans, First Nation Bank’s deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest paying checking accounts, savings accounts and money market accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC up to the maximum limits permitted by law. First Nation Bank also offers ATM cards, allowing access to local, state, national, and international networks, safe deposit boxes, wire transfers, direct deposit, and automatic drafts for various accounts.

     First Nation Bank is subject to examination and comprehensive regulation by the Georgia Department of Banking and Finance. In addition, the Federal Reserve Bank conducts a periodic examination of First Nation Bank. As is the case with banking institutions generally, First Nation Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FDIC and the Federal Reserve Board. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Market Area

     First Nation Bank’s operations are based in Covingtion, Georgia and its market area consists of Covingtion and the surrounding area of Newton, Henry and Rockdale Counties, Georgia. Management of First Nation Bank believes that its principal markets have been the expanding residential market within its primary market area, and the established commercial, small business, and professional markets in its market area. Businesses and individuals are solicited through the personal efforts of the Bank’s directors and officers.

Lending Activities

     The primary source of income generated by First Nation Bank is the interest earned from both its loan and investment portfolios. To develop business, First Nation Bank relies to a great extent on the personalized approach of its directors and officers who have extensive business and personal contacts in the community. FNB Newton has attempted to maintain diversification when considering investments and the approval of loan requests. Emphasis has been placed on the borrower’s ability to generate cash flow sufficient to support its debt obligations and other cash related expenses.

     Lending activities include commercial and consumer loans, and loans for residential purposes. Commercial loans include collateralized and uncollateralized loans for working capital which include inventory and receivables, business expansion such as real estate acquisitions and improvements, and purchases of equipment and machinery. Consumer loans include collateralized and uncollateralized loans for the purchase of automobiles, boats, home improvement, and personal investments. First Nation Bank provides personal and corporate credit cards issued by a correspondent bank which assumes all liabilities relating to underwriting of the credit applicant. First Nation Bank also originates a variety of residential real estate loans, including the origination of conventional mortgages collateralized by first mortgage liens to enable borrowers to purchase, refinance, or to improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage interests on unimproved parcels of real estate zoned for residential homes on which such borrowers intend to erect their personal residences. To a lesser extent, First Nation Bank also has made land acquisition and development loans and construction loans to developers of residential properties for construction of residential subdivisions and multi-family residential projects.

     At September 30, 2002, FNB Newton’s net loan portfolio was $267 million, representing 79% of total assets. As of such date, First Nation Bank’s net loan portfolio consisted of 10% commercial loans, 37% real estate secured loans, excluding construction and land development loans, 48% real estate construction and land development loans and 5% installment or consumer loans.

Competition

     First Nation Bank encounters strong competition both in attracting deposits and in the origination of loans. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as the availability of nationwide interstate banking has created a highly competitive environment for financial service providers in First Nation Bank’s primary market area. In one or more aspects of its business, First Nation Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in its market area and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that First Nation Bank does not provide. In addition, many of First Nation Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally chartered and insured banks.

     First Nation Bank’s primary market area is served by 101 commercial banks with 1386 offices. As of November 11, 2002, the total reported deposits in the primary market area were approximately $56.7 billion.

     Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.

Employees

     At September 30, 2002, First Nation Bank employed 141 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement and management believes that its employee relations are good.

Description of Property

     First Nation Bank has designated as its main office its freestanding 11,000 square foot branch located at 4182 Hwy. 278 in Covington, Georgia. The facility has seven inside teller stations and four drive-in lanes, and contains eight offices, a vault, a night depository, a drive-up ATM, new accounts area, employee lounge and a storage area. The facility is owned by the bank. This branch also services a walk-up ATM located in the SKC industrial complex nearby.

     The bank’s Salem Road branch office is located at 3207 Salem Road in a 3,000 square foot building in Conyers, Georgia. The facility includes five teller stations, five drive-in teller lanes, three offices, a vault, a night depository, a new accounts area, ATM terminal, a storage room and a lounge. The Salem Road branch facility is owned by the bank.

     The bank’s Newton Station branch office is located at 5340 Hwy. 20 South in a 1,500 square foot building in Covington, Georgia. The facility includes three teller stations, two drive-in teller lanes, an office, a vault, a new accounts area, an ATM, and a lounge. The 1,500 square foot facility is leased by the bank under a three-year lease with a current monthly rental of $1,935.50. The lease term ends 12/03 but provides for two three-year renewal options.

     The bank’s Newton Plaza branch office is located at 3106 Hwy 278 NW in a 4,702 square foot building in Covington, Georgia. The facility includes six teller stations, four drive-in teller lanes, four offices, a vault, a night depository, a new accounts area, two ATM’s, a storage room and a lounge. The facility is owned by the bank, but the land is leased under a twenty-year lease at a monthly rental of $7,250. The lease term ends 12/31/03 but provides for two five-year renewal periods. There is no purchase option on the land in the current lease.

     The bank’s Salem Station branch office is located at 13015 Brown Bridge Road in a 1,340 square foot building in Covington, Georgia. The facility includes four teller stations, two drive in teller lanes, an office, a vault, a new accounts area, and a lounge. This facility is leased by the bank under a five-year lease at a monthly rental of $1,995. The lease term ends 9/05 but provides for two five-year renewal periods.

     The bank’s West Avenue branch office is located at 1143 West Avenue in a 5,200 square foot building in Conyers, Georgia. The facility includes eight teller stations, four drive-in teller lanes, three offices, a conference room, a vault, a night depository, a new accounts area, an ATM, a storage room and a lounge. This branch is also responsible for servicing an ATM located in the Georgia International Horse Park which is located nearby. The facility is currently owned by the bank. Synovus has requested that First Nation Bank sell this facility and subsequently lease it back from a purchaser. First Nation Bank concurs, and is currently in negotiations for a sale and leaseback transaction related to this facility. The sale leaseback is expected to be concluded before the merger is completed.

     The bank’s Conyers Wal-Mart Supercenter branch office is located at 1436 Dogwood Drive in a 470 square foot building in Conyers, Georgia. The facility includes three teller stations, an office, a vault, an ATM, and a storage room. The facility is leased by the bank under a five-year lease at a monthly rental of $1,750. The lease term ends 3/31/06 but provides for two five-year renewal periods.

     The bank’s Eagles Landing branch office is located at 1767 Rock Quarry Road in a 7,420 square foot building in Stockbridge, Georgia. The facility includes five teller stations, four drive-in teller lanes, six offices, a conference room, a vault, a night depository, a new accounts area, a loan secretary area, an ATM, a storage room and a lounge. The facility is owned by the bank.

     The bank’s Jonesboro Road branch office is located at 285 Jonesboro Road in a 3,436 square foot building in McDonough, Georgia. The facility includes six teller stations, four drive-in teller lanes, three offices, a vault, a night depository, a new accounts area, an ATM, a storage room and a lounge. This facility is owned by the bank.

     The bank’s McDonough Wal-Mart branch office is located at 101 Willow Lane in a 690 square foot building in McDonough , Georgia. The facility includes three teller stations, an office, a vault, and an ATM. The facility is leased by the bank under a five-year lease at a monthly rental of $1,750. The lease term ends 3/31/06 but provides for two five-year renewal periods.

     The John R. Williams Corporate Center is located at 4159 Mill Street in Covington, Georgia. The JRW building currently provides executive offices and houses the cash management/ financial, loan operations, bookkeeping, item processing and information technology departments, as well as a group of commercial lenders. One sixth of the 24,000 square foot facility is not in use. Cubicles are currently widely used in this facility.

     The bank owns raw land suitable for a future branch as an out-parcel of the shopping center located at the intersection of Hwy 138 North and Hwy 10 in Walton County.

Legal Proceedings

     FNB Newton is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens or foreclose on loan defaults, claims involving the making and servicing of real property loans, and other issues incident to its business. Management is not aware of any proceeding threatened or pending against FNB Newton which, if determined adversely, would have a material adverse effect on its business or financial position.

Related Party Transactions

     First Nation Bank has had various loan and other banking transactions in the ordinary course of business with the directors, executive officers, and principal shareholders of FNB Newton, or an associate of such person. All such transactions: (a) have been made in the ordinary course of business; (b) have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (c) in the opinion of management do not involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2002, the total dollar amount of extensions of credit to directors, executive officers and FNB Newton principal shareholders identified below, and any of their associates, excluding extensions of credit which were less than $60,000 to any one such person and their associates, were $2,520,316, which represented approximately 7.2% of total capital.

Principal Shareholders

     The following table sets forth, as of September 30, 2002, the stock ownership by each of FNB Newton’s directors, by all directors and executive officers as a group, and by each owner of more than 5% of the outstanding shares of FNB Newton common stock.

Name	Shares Beneficially Owned		Percent of Class
Kaye W. Cantrell	156,472	(1)	28.7115
Thomas R. Kephart	0	(2)	0
William C. Lankford, Jr.	0	(3)	0
Alyce W. Toonk	156,472	(4)	28.7115
John B. Williams	156,632	(5)	28.7409
Stephen C. Wood	0	(6)	0
Trust FBO Grandchildren of John R. and Ruth Williams	30,000	(7)	5.5047
All directors and executive officers, as a group	499,576		91.6686

(1)	Comprised of the following nominally held shares: 1) 89,371 shares held by Williams Partners, LP; 2) 61,101 shares held by The 2000 Williams Investment Company, LLC; and 3) 6,000 shares held by Trust F.B.O. Children of John R. and Ruth Williams. The business address of Kaye W. Cantrell is 4159 Mill Street, Covington, Georgia 30014.
(2)	Mr. Kephart holds two options to purchase an aggregate of 4,500 shares, which were exercisable as to 667 shares on September 30, 2002. The business address of Mr. Kephart is 4159 Mill Street, Covington, Georgia 30014.
(3)	Mr. Lankford holds an option to purchase 1,000 shares which was not exercisable on September 30, 2002. The business address of Mr. Lankford is Suite 325, 780 Johnson Ferry Road, Atlanta, Georgia 30342.
(4)	Comprised of the following nominally held shares: 1) 89,371 shares held by Williams Partners, LP; 2) 61,101 shares held by The 2000 Williams Investment Company, LLC; and 3) 6,000 shares held by Trust F.B.O.

Children of John R. and Ruth Williams. The business address of Alyce W. Toonk is 4159 Mill Street, Covington, Georgia 30014.
(5)	Comprised of the following nominally held shares: 1) 89,371 shares held by Williams Partners, LP; 2) 61,101 shares held by The 2000 Williams Investment Company, LLC; and 3) 6,000 shares held by Trust F.B.O. Children of John R. and Ruth Williams. In addition, Mr. Williams owns 160 shares in his own name. The business address of John B. Williams is 4159 Mill Street, Covington, Georgia 30014.
(6)	Mr. Wood holds an option to purchase 10,000 shares, which was exercisable as to 3,333 shares on September 30, 2002. The business address of Mr. Wood is 4159 Mill Street, Covington, Georgia 30014.
(7)	The trustees of the Trust F.B.O. Grandchildren of John R. and Ruth Williams are John B. Willams and William C. Lankford, Jr. Mr. Lankford is a director of FNB Newton. The business address of the Trust F.B.O. Grandchildren of John R. and Ruth Williams is 4159 Mill Street, Covington, Georgia 30014.

REGULATORY MATTERS

General

     Synovus is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and by the Georgia Department of Banking and Finance under the bank holding company laws of the State of Georgia. Synovus became a financial holding company under the Gramm-Leach-Bliley Act of 1999 in April 2000. Financial holding companies may engage in a variety of activities, some of which are not permitted for other bank holding companies that are not financial holding companies. Synovus’ affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency and, secondarily, by the FDIC and the Federal Reserve Board. Synovus’ state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise Synovus’ non-banking subsidiaries including its brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.

Dividends

     Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to contractual restrictions that limit the amount of cash dividends it may pay. Under the laws of the State of Georgia, FNB Newton is subject to similar dividend restrictions.

     The primary sources of funds for Synovus’ payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Similarly, the primary source of funds for FNB Newton’s payment of dividends to its shareholders are dividends to FNB Newton from its banking affiliate, First Nation Bank. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and FNB Newton may pay. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

  the ratio of Tier 1 capital to adjusted total assets is less than 6%;
  the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or
  its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

     In general, the approval of the Alabama Banking Department, Florida Banking Department and Tennessee Department of Financial Institutions is required if the total of all dividends declared by an Alabama, Florida or Tennessee bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank’s retained net income for the current year plus retained net income for the preceding two years. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank, like First Nation Bank, that is a member of the Federal Reserve System and sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.

     Some of Synovus’ banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

     Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus’ objective is to pay out at least one-third of prior year’s earnings in cash dividends to its shareholders. Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus’ subsidiary banks could declare aggregate dividends to Synovus of approximately $162.6 million during 2002 without obtaining regulatory approval.

Capital Requirements

     Synovus and FNB Newton are required to comply with the capital adequacy standards established by the Federal Reserve Board and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets, including certain off-balance-sheet items, such as standby letters of credit, is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, referred to as Tier 1 Capital. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, referred to as Tier 2 Capital. The Federal Reserve Board also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new Tier 3 Capital consisting of certain short term subordinated debt. In addition, the Federal Reserve Board has issued a policy statement, under which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

     The Federal Reserve Board has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than- minimum capital ratios if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve Board of any specific minimum leverage ratio applicable to it.

     At September 30, 2002, Synovus’ total capital ratio was 12.51%, its Tier 1 Capital ratio was 11.33% and its Tier 1 leverage ratio was 10.86%. Assuming the merger had been consummated on September 30, 2002, the total capital ratio of Synovus would have been 12.28%, its Tier 1 Capital ratio would have been 11.10% and its Tier 1 leverage ratio would have been 10.72%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.

     At September 30, 2002, FNB Newton’s total capital ratio was 12.78%, its Tier 1 Capital ratio was 11.65% and its Tier 1 leverage ratio was 10.20%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.

     Each of Synovus’ and FNB Newton’s banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of September 30, 2002.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Prompt Corrective Action” below.

Commitments to Subsidiary Banks

     Under the Federal Reserve Board’s policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent that policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.

     In the event of Synovus’ bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

     The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the Federal Deposit Insurance Corporation Improvement Act, the Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

  Well Capitalized – an institution that has a total capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;
  Adequately Capitalized – an institution that has a total capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;
  Undercapitalized – an institution that has a total capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;
  Significantly Undercapitalized – an institution that has a total capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and
  Critically Undercapitalized – an institution whose tangible equity is not greater than 2% of total tangible assets.

     The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories. Synovus’ management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the Federal Deposit Insurance Corporation Improvement Act regulations.

     The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

     The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the Federal Deposit Insurance Corporation Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act. See “Prompt Corrective Action” above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

     Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

Gramm-Leach-Bliley Act

     On November 12, 1999, legislation was enacted which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The legislation makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The legislation specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Synovus became a financial holding company in April 2000.

     In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on Synovus.

LEGAL MATTERS

     The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this document, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.

EXPERTS

     The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

OTHER MATTERS

     FNB Newton’s board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

SHAREHOLDER PROPOSALS

     Synovus’ 2003 annual meeting of shareholders will be held in April 2003. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2003 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 15, 2002 to consider it for inclusion in the proxy statement for the 2003 annual meeting of shareholders.

     If the merger is not consummated, FNB Newton will inform its shareholders of the date and time of the 2003 annual meeting of shareholders of FNB Newton.

WHERE YOU CAN FIND MORE INFORMATION

     Synovus files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Synovus files with the SEC at the SEC’s public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549, 233 Broadway, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60601-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

     Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to FNB Newton shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this document does not contain all the information you can find in Synovus’ registration statement or the exhibits to that registration statement.

     The SEC allows Synovus to “incorporate by reference” information into this document, which means that Synovus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

     This document incorporates by reference the documents set forth below that Synovus has previously filed with the SEC. These documents contain important information about Synovus and its business.

Synovus SEC Filings (File No. 1-10312)

(1)	Synovus’ Annual Report on Form 10-K for the year ended December 31, 2001, as amended on April 10, 2002;

(2)	Synovus’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(3)	Synovus’ Current Reports on Form 8-K dated January 16, 2002, April 15, 2002, July 12, 2002, July 17, 2002, August 8, 2002, October 15, 2002 and January 15, 2003;

(4)	the description of Synovus common stock contained in Synovus’ Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

(5)	the description of the shareholder rights plan of Synovus contained in Synovus’ Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

     Synovus also incorporates by reference additional documents that may be filed with the SEC between the date of this document and the consummation of the merger or termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Synovus has supplied all information contained or incorporated by reference in this document relating to Synovus, and FNB Newton has supplied all information contained in this document relating to FNB Newton.

     You can obtain any of the documents incorporated by reference from Synovus, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Synovus without charge, excluding all exhibits, except that if Synovus has specifically incorporated by reference an exhibit in this document, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Synovus at the following addresses:

Synovus Financial Corp.
901 Front Avenue, Suite 301
Columbus, Georgia 31901
Attn: G. Sanders Griffith, III
Senior Executive Vice President,
General Counsel & Secretary
Telephone: (706) 649-2267

     If you would like to request documents, please do so by February 14, 2003 to receive them before the FNB Newton special meeting.

     You should rely only on the information contained or incorporated by reference in this document. Synovus and FNB Newton have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 22, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders nor the issuance of Synovus common stock in the merger creates any implication to the contrary.

FORWARD-LOOKING STATEMENTS

     Synovus and FNB Newton make forward-looking statements in this document, and Synovus makes such statements in its public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the merger. These possible events or factors include the following:

  our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;
  costs or difficulties relating to the integration of FNB Newton may be greater than expected;
  we lose more deposits, customers, or business than we expect;
  competition in the banking industry increases significantly;
  our integration cost s are higher than we expect or our operating costs after the merger are greater than we expect;
  the merger does not generate the synergies we expect;
  technological changes and systems integration are harder to make or more expensive than we expect;
  changes in the interest rate environment reduce our margins;
  general economic or business conditions are worse than we expect;
  legislative or regulatory changes occur which adversely affect our business;
  changes occur in business conditions and inflation; and
  changes occur in the securities markets.

     Management of each of Synovus and FNB Newton believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus’ and FNB Newton’s ability to control or predict.

PRO FORMA FINANCIAL INFORMATION

     Pro forma financial information reflecting the acquisition of FNB Newton by Synovus is not presented in this document since the pro forma effect is not significant.

Appendix A

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of the 31st day of October, 2002 (the "Plan" or the "Agreement") by and between SYNOVUS FINANCIAL CORP. ("Synovus") and FNB NEWTON BANKSHARES, INC. ("FNB").

RECITALS:

     A.      Synovus.      Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of June 30, 2002, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of which 296,488,566 shares are outstanding. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a “Subsidiary”) and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

     B.      FNB.      FNB has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Covington, Georgia. As of June 30, 2002, FNB has 10,000,000 authorized shares of common stock, par value $1.00 per share (“FNB Common Stock”), of which 544,980 shares are outstanding as of the date hereof and 1,000,000 authorized shares of preferred stock of no par value per share, of which no shares are outstanding as of the date hereof. All of the issued and outstanding shares of FNB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. FNB has one wholly-owned banking Subsidiary, which Subsidiary is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

      C.      Rights, Etc.      Neither Synovus nor FNB has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except, in the case of Synovus, as described in filings made with the Securities and Exchange Commission ("SEC") and except in the case of FNB, as described in its audited financial statements for the year ended December 31, 2001 or in its unaudited financial statements for the period ended September 30, 2002 or except as otherwise disclosed in the letter referred to in Article III below.

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      D.      Board Approvals.      The respective Boards of Directors of Synovus and FNB have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of FNB, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

      E.      Materiality.      Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries, or in the case of FNB, its Subsidiary, in each case taken as a whole.

     F.      Material Adverse Effect.      For the purposes of this Plan, the capitalized term “Material Adverse Effect” as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes which are made and become effective after the date of this Plan in generally accepted accounting principles applicable to banks and their holding companies.

     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and FNB adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

I. THE MERGER

     (A)      Structure of the Merger. On the Effective Date (as defined in Article VII), FNB will merge (the “Merger”) with and into Synovus, with Synovus being the surviving corporation (the “Surviving Corporation”) under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code (“Georgia Act”). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

     (B)      Effect on Outstanding Shares.

(1)	By virtue of the Merger, automatically and without any action on the part of the holder thereof, subject to Article VI(A)(4), each share of FNB Common Stock issued and outstanding on the Effective Date, except as to shares of FNB Common Stock as to which dissenters’ rights have been duly and validly exercised in accordance with the Georgia Act, shall be converted into and exchangeable for the

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right to receive both:

(a)	4.1353 shares of Synovus Common Stock ("Per Share Stock Consideration"); and

(b)	cash in an amount equal to $85.1536 (the "Per Share Cash Consideration).

(2)	No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of FNB Common Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the NYSE on the last business day immediately preceding the Effective Date.

(3)	Each shareholder of FNB Common Stock will be entitled to ten (10) votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on October 31, 2002, in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation, dated April 24, 1986. Synovus shall provide FNB with certified copies of such resolutions prior to the Effective Date.

(4)	The shares of the Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

(5)	If, between the date of this Agreement and the Effective Date, the outstanding shares of Synovus Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reorganization, reclassification, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

(C)	General Procedures.

(1)	Certificates which represent shares of FNB Common Stock that are outstanding on the Effective Date (each, a “Certificate”) and are converted into shares of Synovus Common Stock or cash pursuant to the Plan shall, after the Effective Date, be

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deemed to represent shares of the Synovus Common Stock or cash into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock or cash into which such shares have been converted.

(2)	As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of FNB Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock or cash into which such shares of the FNB Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Article I(B) and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of FNB of shares of FNB Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to FNB, they shall be canceled and exchanged for the shares of Synovus Common Stock or cash deliverable in respect thereof as determined in accordance with the provisions of Article I(B) and in accordance with the procedures set forth in this Article I(C). In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Article 1(B), to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or FNB with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

(3)	After the Effective Date, holders of FNB Common Stock shall cease to be, and shall have no rights as, stockholders of FNB, other than to receive shares of Synovus Common Stock or cash into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until sixty (60) days after the Effective Date, former shareholders of record of FNB shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective FNB Common Stock are converted regardless of

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whether such holders have exchanged their certificates pursuant to the Plan.

(4)	Notwithstanding the foregoing, neither Synovus nor FNB nor any other person shall be liable to any former holder of shares of FNB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(D)	Options.

(1)	On the Effective Date, each option granted by FNB to purchase shares of FNB Common Stock (each an “FNB Stock Option”), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a “Synovus Stock Option”) in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

(a)	The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of FNB Common Stock subject to the original option multiplied by 8.4578 (“Synovus Option Value Multiple”), unless adjusted pursuant to Article VI(A)(4), provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(b)	The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of FNB Common Stock under the original option divided by 8.4578 (“Synovus Option Price Divisor”), unless adjusted pursuant to Article VI(A)(4), provided that such exercise price shall be rounded up to the nearest cent.

(2)	The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(3)	Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase FNB Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional

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options to purchase FNB Common Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of FNB or its Subsidiary.

II. ACTIONS PENDING MERGER

     (A)      FNB and its Subsidiary shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of FNB other than normal and customary quarterly cash dividends in an amount not to exceed $0.21 per share of FNB Common Stock; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of FNB or its Subsidiary; (4) effect a split or reclassification of the capital stock of FNB or its Subsidiary or a recapitalization of FNB or its Subsidiary; (5) amend the articles of incorporation or bylaws of FNB or its Subsidiary; (6) grant any increase in the salaries payable or to become payable by FNB or its Subsidiary to any employee and other than normal, annual salary increases to be made with regard to the employees of FNB or its Subsidiary; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of FNB or its Subsidiary, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of FNB or its Subsidiary or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than in the ordinary course of their banking business; (9) incur or assume any liabilities, other than in the ordinary course of their banking business; (10) dispose of any of their assets or properties, other than in the ordinary course of their banking business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiary with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and FNB shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its

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Subsidiary to take any action not in the ordinary course of business of it and its Subsidiary; or (13) directly or indirectly agree to take any of the foregoing actions.

     (B)      Without the prior written consent of FNB, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

III. REPRESENTATIONS AND WARRANTIES

     Synovus hereby represents and warrants to FNB, and FNB represents and warrants to Synovus, that, except as previously disclosed in a letter of Synovus or FNB, respectively, of even date herewith delivered to the other party:

     (A)      the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V “Conditions to Consummation,” hereof;

     (B)      the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C.§ 55 in the case of a national bank subsidiary) non–assessable, and subject to no preemptive rights of current or past shareholders;

     (C)      each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate, will not have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

     (D)      the shares of capital stock of each of its Subsidiaries are owned by it (except for director’s qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;

     (E)      subject, in the case of FNB, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders and required regulatory approvals, is a legal, valid and

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binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles involving specific performance or injunctive relief;

     (F)      the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of FNB, both of which are referred to in Article V(A) and any consents and approvals the absence of which will not have a Material Adverse Effect;

     (G)      in the case of Synovus, since December 31, 2001, it has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the”SEC Reports”), each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports.

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For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

     (H)      in the case of FNB: (1) it has previously delivered to Synovus copies of the financial statements of FNB, and of FNB’s Subsidiary, as of and for each of the years ended December 31, 2000 and 2001, and for the period ended September 30, 2002, and FNB shall deliver to Synovus, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter of FNB and FNB’s Subsidiary, the additional financial statements of FNB and FNB’s Subsidiary (including, with respect to the Subsidiary, call reports of FNB’s Subsidiary) as of and for subsequent calendar quarter (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of FNB” and the “Financial Statements of FNB’s Subsidiary,” respectively); and (2) each of the Financial Statements of FNB and each of the Financial Statements of FNB’s Subsidiary (including the related notes), have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been and will be consistently applied during the periods involved, except as otherwise noted therein, and all the books and records of FNB and FNB’s Subsidiary have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of FNB and each of the Financial Statements of FNB’s Subsidiary (including the related notes) fairly present or will fairly present the financial position of FNB on a consolidated basis and the financial position of FNB’s Subsidiary as of the respective dates thereof and fairly present or will fairly present the results of operations of FNB on a consolidated basis and the results of operations of FNB’s Subsidiary for the respective periods therein set forth. FNB and FNB’s Subsidiary have no material obligations (contingent or otherwise) except as disclosed in the Financial Statements of FNB and the Financial Statements of FNB’s Subsidiary.

     (I)      it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2001 or disclosed in the notes thereto;

     (J)      there has not been the occurrence of one or more events, conditions, actions or statements of fact which have caused a Material Adverse Effect with respect to it since December 31, 2001;

     (K)      all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for

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any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

(L)	(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and

(2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

     (M)      neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

     (N)      all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its Subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA

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(whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a “multi-employer plan”, as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

     (O)      each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

     (P)      it knows of no reason why the regulatory approvals referred to in Article V(A)(2)and (3) should not be obtained without the imposition of any condition of the type referred to in the proviso following such Article V(A)(2) and (3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;

     (Q)      in the case of Synovus, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2001 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies, and in the case of FNB, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2001 was, and its reserve for possible loan and lease losses as shown in its unaudited quarterly financial statements prepared for all quarters ending prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

     (R)      it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with,

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federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

     (S)      in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

     (T)      neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

     (U)      other than services provided by Brown, Burke Capital Partners, L.L.C., which has been retained by FNB and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

     (V)      the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of FNB in the Merger (the “Registration Statement”); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with FNB’s meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the “Proxy Statement”, and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

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(W)	(1) to the actual knowledge of its executive officers and the executive officers of its Subsidiaries, except such which will not have, or result in, a Material Adverse Effect, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings.

(2) for purposes of this Article III(W), the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.§ 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.§ 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.§ 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C.§ 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C.§ 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C.§ 11001, et seq; the Safe Drinking Water Act, 42 U.S.C.§ 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance”

means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether

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by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned or operated by Synovus or FNB as applicable, or any of their respective Subsidiaries; and

     (X)      in the case of FNB, all securities issued by it (or any other person), convertible into FNB Common Stock shall, as a result and upon consummation of the Merger be convertible only into Synovus Common Stock.

IV. COVENANTS

     Synovus hereby covenants to FNB, and FNB hereby covenants to Synovus, that:

     (A)      it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

     (B)      in the case of FNB, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing that to do so would constitute a breach of fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

     (C)      it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

     (D)      Synovus will advise FNB, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction,

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of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

     (E)      in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or “Blue Sky” permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

     (F)      subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this Article IV(F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law;

     (G)      from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan. Any nonpublic information regarding either party shall be held subject to the terms of that certain letter agreement between Synovus and Brown, Burke Capital Partners, LLC dated July 1, 2002;

     (H)      it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

     (I)      it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the “Board of Governors”) in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and the Georgia Department of Banking and Finance (“Georgia Department”), and to such other regulatory agencies as required by law;

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     (J)      it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

     (K)      Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten (10) votes per share in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation dated April 24, 1986;

     (L)      following the Effective Date, Synovus shall continue to provide generally to officers and employees of FNB and its Subsidiary employee benefits, including, without limitation, pension benefits, health, life insurance and other welfare benefits, and vacation and severance arrangements (collectively, “Employee Benefits”), on terms and conditions which, when taken as whole, are substantially similar to those currently provided by FNB and its Subsidiary. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide to officers and employees of FNB and its Subsidiary Employee Benefits which are the same as those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which FNB participates after the Effective Date, Synovus agrees to treat service by employees of FNB and its Subsidiary prior to the Effective Date as service with Synovus (1) (a) for eligibility and vesting purposes in providing Employee Benefits other than those identified in clause (b); and (b) for eligibility, vesting and benefit accrual purposes in providing severance benefits and in administering payroll practices that do not rise to the level of an employee benefit plan subject to ERISA, such as vacation and other leave policies; and (2) in making employment determinations, including promotions and layoffs. Synovus also agrees to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of FNB and its Subsidiary upon the implementation of such Employee Benefits constituting “group health plans” within the meaning of Section 5000(b)(i) of the Code (each, a “Synovus Health Plan”) and, where a transition to a Synovus Health Plan is made during the plan year of one or more group health plan(s) maintained by FNB or its Subsidiary, to credit such employees with expenses incurred under any such group health plan for purposes of applying deductible and out-of-pocket limitations under the Synovus Health Plan (on a pro-rata basis in the event of a difference in plan years between the predecessor and successor plans). Finally, Synovus shall recognize the paid time off accrued by employees of FNB and its Subsidiary as of the Effective Date and shall not require such accrued paid time off to be utilized prior to the end of the calendar year which contains the Effective Date;

     (M)      it shall promptly furnish the other party with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger;

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     (N)      FNB shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the FNB shareholders’ meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FNB Common Stock held by such “affiliate” and the shares of Synovus Common Stock to be received by such “affiliate” in the Merger: (1) in the case of shares of Synovus Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of FNB will bear an appropriate legend reflecting the foregoing;

     (O)      it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

     (P)      in the case of Synovus, it shall take no action which would cause the shareholders of FNB to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Article V(A)(8);

     (Q)      FNB shall coordinate with Synovus the declaration of any dividends in respect of FNB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FNB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FNB Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;

     (R)      FNB will, within thirty (30) days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a Phase I environmental site assessment of the banking facilities currently owned by FNB upon which FNB is conducting a banking business, which assessment shall meet the standards of ASTM E1527-00 and shall include at a minimum a site history, on-site inspection, asbestos sampling of presumed asbestos containing material, evaluation of surrounding properties and soil tests if the results of the Phase I indicate a need therefor; and (b) a transaction screen that meets the standards of ASTM E 1528 for the property that FNB leases, and in addition, FNB agrees to conduct a Phase I assessment of the leased property if, in Synovus’ reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties accruing to FNB or FNB’s successor. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the Phase I assessments and transaction screen satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within fifteen (15) days after receipt of these reports, Synovus shall notify FNB in writing whether or not, in the reasonable judgment of Synovus, the potential liabilities identified in such reports will have a Material Adverse Effect on FNB. In the event that Synovus determines, in its

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reasonable judgment, that the results of such reports will have a Material Adverse Effect on FNB, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given FNB good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

     (S)      Prior to the Effective Date, FNB shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by FNB to provide for continued coverage of such insurance for a period of three years following the Effective Date with respect to matters occurring prior to the Effective Date;

(T)	(1) in the case of Synovus, subject to the conditions set forth in Article IV(T)(2) below, for a period of four (4) years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from FNB and its Subsidiary (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia law and by FNB’s and its Subsidiary’s Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party;

(2) Any Indemnified Party wishing to claim indemnification under Article IV(T)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Article IV(T)(2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall

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not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

     (U)      prior to the Effective Date, FNB will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law; and

     (V)      at the request of Synovus, FNB and the Subsidiary shall immediately prior to the Effective Date establish and take such reserves and accruals as Synovus reasonably shall request to conform FNB’s Subsidiary’s loan, accrual, reserve and other accounting policies to the policies of Synovus, provided however, such requested conforming adjustment shall not be taken into account in determining whether and event or events have had a Material Adverse Effect on FNB.

V. CONDITIONS TO CONSUMMATION

     (A)      The respective obligations of Synovus and of FNB to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

          (1)      the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of FNB in accordance with applicable law and FNB shall have furnished to Synovus certified copies of resolutions duly adopted by FNB’s shareholders evidencing the same;

          (2)     the procurement by Synovus and FNB of approval of the Plan and the transactions contemplated hereby by the Board of Governors and by the Georgia Department;

          (3)      procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Articles V(A)(2) and (3) shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or FNB;

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          (4)      the satisfaction of all other statutory or regulatory requirements, including the requirements of NYSE or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the Plan;

          (5)      no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

          (6)      no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

          (7)      the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and “Blue Sky” permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

          (8)      each party shall have received an opinion (“Tax Opinion”) from Powell, Goldstein on or before the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or FNB as a result of the Merger; and (ii) gain, but not loss, will be recognized by each shareholder of FNB who exchanges his or her shares of FNB Common Stock for shares of Synovus Common Stock pursuant to the Merger equal to the lesser of (A) the cash received by such shareholder or (B) the gain realized (but not less than zero) by such shareholder from such exchange, which will equal the sum of the cash and the fair market value of the Synovus Common Stock received by such shareholder over such shareholder’s basis in his or her FNB Common Stock; and

          (9)      each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chairman of the Board, or its Chief Financial Officer, and by its Controller to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to Powell, Goldstein in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Article V(A)(8).

     (B)      The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

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          (1)      each of the representations, warranties and covenants contained herein of FNB shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus shall have received a certificate signed by the President of FNB, dated the Effective Date, to such effect;

          (2)      there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either FNB or its Subsidiary: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect, or which may be foreseen to have a Material Adverse Effect on, either FNB or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

          (3)      Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of FNB which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on FNB;

          (4)      Stephen C. Wood shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Wood which will become effective as of the Effective Date;

          (5)      on the Effective Date, First Nation Bank will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

          (6)      on the Effective Date, FNB will have a loan loss reserve of at least 1.25% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

          (7)       FNB shall have delivered to Synovus the environmental reports referenced in Article IV (R);

          (8)       the results of any regulatory exam of FNB and its Subsidiary occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus;

          (9)      each of the officers and directors of FNB shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against FNB other

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than routine compensation, benefits and the like as an employee, or ordinary rights as a customer; and

          (10)      there shall have been no determination by Synovus that any fact, event or condition exists or has occurred that, in the reasonable judgement of Synovus, would render the Merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on the NYSE or other national securities exchange.

     (C)      The obligation of FNB to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

          (1)      each of the representations, warranties and covenants contained herein of Synovus shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and FNB shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

          (2)      the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE, shall have been approved by the NYSE subject to official notice of issuance;

          (3)      there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of FNB, would have a Material Adverse Effect on, or which may be foreseen to have a material Adverse Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

          (4)      FNB shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of FNB, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of FNB, has or will have a Material Adverse Effect on Synovus;

          (5)      FNB shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and

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binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;

          (6)      FNB shall have received from Brown, Burke Capital Partners, L.L.C. a letter to the effect that, in the opinion of such firm, the Per Share Cash Consideration and the Per Share Stock Consideration are fair, from a financial point of view, to the holders of FNB Common Stock; and

          (7)      there shall have been no determination by FNB that any fact, event or condition exists or has occurred that, in the reasonable judgement of FNB, would render the Merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on the NYSE or other national securities exchange.

VI. TERMINATION

          A.      The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of FNB:

               (1)      by the mutual consent of Synovus and FNB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

               (2)      by Synovus or FNB if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;

               (3)      by Synovus or FNB if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by March 31, 2003 (but the parties agree to use their best efforts to consummate the Merger on or before February 28, 2003) unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate; and

               (4)      by FNB,

(a)	if, during the five (5) business days immediately prior to the Effective Date, the Total Cash Consideration is greater than fifty-five percent (55%) of the Tax-Free Calculation Denominator such

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that the Powell, Goldstein, Frazer & Murphy LLP (“Powell, Goldstein”) cannot issue the Tax Opinion pursuant to Article V.A(8), then FNB can either terminate the Agreement or have Synovus adjust the Per Share Cash Consideration and the Per Share Stock Consideration as well as the Synovus Option Value Multiple and the Synovus Option Price Divisor so as to enable Powell, Goldstein to issue the Tax Opinion.

(b)	Definitions:

(i)	“Tax-Free Calculation Denominator” shall be equal to the sum of the Total Cash Consideration plus the Total Stock Consideration.

(ii)	“Total Cash Consideration” shall be equal to the Per Share Cash Consideration multiplied by 544,980 (or the then outstanding number of shares of FNB Common Stock), plus any additional cash paid by Synovus pursuant to dissenters rights exercised in accordance with the Georgia Act.

(iii)	“Total Stock Consideration” shall be equal to the Per Share Stock Consideration multiplied by 544,980 (or the then outstanding number of shares of FNB Common Stock), multiplied by the closing price of Synovus Common Stock on the New York Stock Exchange on the Effective Date.

     B.      In the event of the termination and abandonment of this Agreement pursuant to Article VI(A) of this Agreement, this Agreement shall become void and have no effect, except as set forth in Paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) FNB shall be entitled to a cash payment from Synovus for FNB’s reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from FNB for Synovus’ reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by FNB to satisfy any of its representations, warranties or covenants set forth herein.

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VII. EFFECTIVE DATE

     The “Effective Date” shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia approving the Merger.

VIII. OTHER MATTERS

     (A)      The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Article III(S), and Article IV(N) which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Article IV(G), Article VI(B) and Articles VIII(E) and (F) shall survive such termination.

     (B)      Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefitted by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

     (C)      This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

     (D)      The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

     (E)      Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

     (F)      Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

     (G)      All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or

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certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Synovus:

Mr. Thomas J. Prescott Chief Financial Officer Synovus Financial Corp. 901 Front Avenue, Suite 301 Columbus, Georgia 31901 Fax (706) 649-2342

With a copy to:

Ms. Kathleen Moates Senior Deputy General Counsel Synovus Financial Corp. 901 Front Avenue, Suite 202 Columbus, Georgia 31901 Fax (706) 644-1957

If to FNB:

Mr. Stephen C. Wood FNB Newton Bankshares, Inc. 4159 Mill Street Covington, Georgia 30015 Fax (770) 784-0778

With a copy to:

Ms. Kathryn Knudson Powell, Goldstein, Frazer & Murphy LLP 16th Floor 191 Peachtree Street, N.E. Atlanta, Georgia 30303-1736 Fax (404) 572-6999

     (H)      All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

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     (I)      The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

     (J)      This Plan may not be assigned by any party hereto without the written consent of the other parties.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

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     In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP. By: /s/Thomas J. Prescott Title: EVP and CFO Attest: /s/Kathy Moates Title: Assistant Secretary

FNB NEWTON BANKSHARES, INC. By: /s/Stephen C. Wood Title: Chairman/President Attest: /s/Thomas R. Kephart Title: Secretary

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Appendix B

GEORGIA BUSINESS CORPORATION CODE

ARTICLE 13.

DISSENTERS’ RIGHTS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

          14-2-1301      Definitions. - As used in this article, the term:

          (1)      “Beneficial Shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2)      “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

          (3)      “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4)      “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5)      “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6)      “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7)      “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8)      "Shareholder" means the record shareholder or the beneficial shareholder.

          14-2-1302     Right To Dissent. - (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1)      Consummation of a plan of merger to which the corporation is a party:

          (A)      If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

          (B)      If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)      Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)      Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)      An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

          (A)      Alters or abolishes a preferential right of the shares;

          (B)      Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          (C)      Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (D)      Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

          (E)      Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

          (F)      Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5)      Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b)      A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

          (c)      Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)      In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)      The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

          14-2-1303      Dissent By Nominees And Beneficial Owners. - A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registerd in the names of different shareholders.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

          14-2-1320       Notice Of Dissenters’ Rights. - (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

          (b)      If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

          14-2-1321       Notice Of Intent To Demand Payment. - (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

           (1)      Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

           (2)      Must not vote his shares in favor of the proposed action.

          (b)      A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

          14-2-1322      Dissenters’ Notice. - (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

          (b)      The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

          (1)     State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)      Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)      Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)      Be accompanied by a copy of this article.

          14-2-1323      Duty To Demand Payment. - (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

          (b)      A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

          (c)      A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

          14-2-1324      Share Restrictions.-      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

          (b)       The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

          14-2-1325      Offer Of Payment. -      (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

          (b)      The offer of payment must be accompanied by:

          (1)      The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

          (2)      A statement of the corporation’s estimate of the fair value of the shares;

          (3)      An explanation of how the interest was calculated;

          (4)      A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

          (5)      A copy of this article.

          (c)      If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

          14-2-1326      Failure To Take Action. - (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (b)      If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

          14-2-1327       Procedure If Shareholder Dissatisfied With Payment Or Offer. - (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)      The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)      The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

          (b)      A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

          (c)      If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

           (1)      The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)      The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3. JUDICIAL APPRAISAL OF SHARES

          4-2-1330      Court Action. - (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (b)      The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (c)      The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

          (d)      The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

          (e)      Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

          14-2-1331      Court Costs And Counsel Fees. - (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

          (b)      The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)      Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)      Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

          (c)       If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

          14-2-1332      Limitation Of Actions. - No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Appendix C

BROWN, BURKE CAPITAL PARTNERS, L.L.C.
ATLANTA, GEORGIA

October 31, 2002

Board of Directors
FNB Newton Bankshares, Inc.
4159 Mill Street
Covington, Georgia 30014

Members of the Board:

FNB Newton Bankshares, Inc. (“FNB Newton”) and Synovus Financial Corporation (“Synovus”) have entered into an Agreement and Plan of Merger, dated as of the 31st day of October, 2002 (the “Agreement”), pursuant to which FNB Newton will be merged with and into Synovus (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of FNB Newton common stock, par value $1.00 per share, issued and outstanding immediately prior to the Merger (the “FNB Newton Shares”) will be converted into the right to receive (a) 4.1353 shares of common stock, par value $1.00 per share, of Synovus and (b) cash in an amount equal to $85.1536, subject to the Agreement, which provides generally, among other things, that the aggregate consideration for non-option shares to be exchanged in the Merger shall consist of 2,253,666 shares of Synovus common stock with such number to be adjusted as necessary to reflect the exercise of options to purchase FNB Newton common stock between the date of this Agreement (“Total Stock Consideration”) and $46,407,022 in cash (“Total Cash Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the merger consideration to the holders of FNB Newton Shares.

Brown, Burke Capital Partners, L.L.C. is familiar with FNB Newton having acted as an advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain services to Synovus and its affiliates from time to time.

In connection with this opinion, we have reviewed, among other things:

(i) the Agreement and certain of the schedules thereto;

(ii) certain publicly available financial statements and other historical financial information of FNB Newton that we deemed relevant;

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FIFTEEN PIEDMONT CENTER, SUITE 840
3575 PIEDMONT ROAD, N.E., ATLANTA, GEORGIA 30305
TEL. (404)364-2092 / FAX (404)364-2058

Board of Directors - FNB Newton Bankshares, Inc.
October 31, 2002
Page Two

(iii) certain publicly available financial statements and other historical financial information of Synovus that we deemed relevant;

(iv) projected earnings estimates for FNB Newton for the years ending December 31, 2002 and 2003 prepared by and reviewed with management of FNB Newton and the views of senior management of FNB Newton, based on discussions with members of senior management, regarding FNB Newton’s business, financial condition, results of operations and future prospects;

(v) earnings per share estimates for Synovus for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Synovus, based on limited discussions with members of senior management, regarding Synovus’ business, financial condition, results of operations and future prospects;

(vi) the pro forma financial impact of the Merger on Synovus, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of FNB Newton and Synovus;

(vii) the publicly reported historical price and trading activity for Synovus’ common stock, including a comparison of certain financial and stock market information for Synovus with similar publicly available information for certain other companies the securities of which are publicly traded;

(viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(ix) the current market environment generally and the banking environment in particular; and

(x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FNB Newton or Synovus or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of FNB Newton and Synovus that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FNB Newton or Synovus or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of

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Board of Directors - FNB Newton Bankshares, Inc.
October 31, 2002
Page Three

the adequacy of the allowance for loan losses of FNB Newton or Synovus nor have we reviewed any individual credit files relating to FNB Newton or Synovus. We have assumed, with your consent that the respective allowances for loan losses for both FNB Newton and Synovus are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for FNB Newton and Synovus and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of FNB Newton and Synovus and used by Brown, Burke Capital Partners, L.L.C. in its analyses, Brown, Burke Capital Partners, L.L.C. assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of FNB Newton and Synovus and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in FNB Newton’s or Synovus’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FNB Newton and Synovus will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Synovus’ common stock will be when issued to FNB Newton’s shareholders pursuant to the Agreement or the prices at which FNB Newton’s or Synovus’common stock may trade at any time.

We will receive a fee for our services as financial advisor to FNB Newton and for rendering this opinion, a substantial portion of which is contingent upon closing of the Merger.

This opinion is directed to the Board of Directors of FNB Newton and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement/prospectus to be mailed to the holders of FNB Newton Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement/prospectus in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement/prospectus, will be in form reasonably acceptable to us and our counsel.

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Board of Directors - FNB Newton Bankshares, Inc.
October 31, 2002
Page Four

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration is fair to the holders of FNB Newton common stock from a financial point of view.

Very Truly Yours,

/s/Brown,Burke Capital Partners, L.L.C.

Brown, Burke Capital Partners, L.L.C.

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Appendix D

[Letterhead of Powell, Goldstein, Frazer & Murphy]

January 6, 2003

FNB Newton Bancshares, Inc.
4159 Mill Street
Covington, Georgia 30015

Synovus Financial Corp.
901 Front Avenue
Suite 301
Columbus, Georgia 31901

Re:	Merger pursuant to the Agreement and Plan of Merger dated October 31, 2002 by and between Synovus Financial Corp. and FNB Newton Bancshares, Inc. (the "Agreement")

Ladies and Gentlemen:

     We have participated in the preparation of the discussion set forth under the heading “THE MERGER - Material United States Federal Income Tax Consequences of the Merger,” set forth in the Proxy Statement/Prospectus. In our opinion, subject to our receipt of the representations contemplated in the Merger Agreement by and between Synovus Financial Corp. and FNB Newton Bancshares, Inc., such discussion is accurate in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to such Proxy Statement/Prospectus and the reference to our firm and the above-mentioned opinion under the heading “THE MERGER - Material United States Federal Income Tax Consequences of the Merger,” included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/Powell, Goldstein, Frazer & Murphy POWELL, GOLDSTEIN, FRAZER & MURPHY

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

          Item 20.      Indemnification of Directors and Officers

          Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

          Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

          Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

          In accordance with Article VIII of the Company’s Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

          Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

          The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

          The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          Item 21.      Exhibits and Financial Statement Schedules

          The following Exhibits are filed as part of this Registration Statement:

Exhibit No.                 Description

2	Agreement and Plan of Merger is attached as Appendix "A" to the Proxy Statement/Prospectus included in this Registration Statement.

4.1	Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).

4.2	Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 4.2 of Synovus Financial Corp.'s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2003 (File No. 333-102370).

4.3	Form of Rights Agreement incorporated by reference to Exhibit 4.1 of Synovus Financial Corp.’s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as

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amended.

5*	Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the Merger.

8	Tax opinion of Powell, Goldstein, Frazer & Murphy, LLP regarding the tax consequences of the Merger to shareholders of FNB Newton Common Stock is attached as Appendix “D” to the Proxy Statement/Prospectus included in this Registration Statement.

23.1	The consent of KPMG, LLP re: Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

23.2	The consent of Powell, Goldstein, Frazer & Murphy, LLP regarding its tax opinion filed as Appendix “D” to the Proxy Statement/Prospectus included in this Registration Statement is contained in its opinion filed as Exhibit 8 to the Registration Statement.

23.3*	The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

23.4	The consent of Burke Capital Group, L.L.C. (formerly known as Brown, Burke Capital Partners, L.L.C.) regarding its opinion as to the fairness of the exchange ratio to be received by FNB Newton shareholders filed as Appendix “C” to the Proxy Statement/Prospectus included in the Registration Statement.

24*	Powers of Attorney contained on the signature pages of the Registration Statement.

99.1	Form of Proxy

99.2	Opinion of Brown, Burke Capital Partners, L.L.C. (now known as Burke Capital Group, L.L.C.) as to the fairness of the exchange ratio to be received by FNB Newton's shareholders is attached as Appendix "C" to the Proxy Statement/Prospectus included in the Registration Statement.

_______________________
*   Previously filed.

          The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

          Item 22.       Undertakings.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used

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until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Pre-effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 22nd day of January, 2003.

SYNOVUS FINANCIAL CORP. ("Registrant")
By:/s/James H. Blanchard
James H. Blanchard Chairman of the Board and Principal Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, James D. Yancey and Richard E. Anthony, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*	Date: January 22, 2003
---------------------------------
William B. Turner, Director and Chairman of the Executive Committee

/s/James H. Blanchard	Date: January 22, 2003
---------------------------------
James H. Blanchard, Chairman of the Board and Principal Executive Officer
*	Date: January 22, 2003
---------------------------------
James D. Yancey, President and Director

*	Date: January 22, 2003
---------------------------------
Richard E. Anthony, Vice Chairman of the Board

*	Date: January 22, 2003
---------------------------------
Walter M. Deriso, Jr., Vice Chairman of the Board

*	Date: January 22, 2003
---------------------------------
Elizabeth R. James, Vice Chairman of the Board

*	Date: January 22, 2003
---------------------------------
Thomas J. Prescott Executive Vice President, Principal Accounting and Financial Officer

Date: __________, 2003
---------------------------------
Daniel P. Amos, Director

Date: __________, 2003
---------------------------------
Joe E. Beverly, Director

*	Date: January 22, 2003
---------------------------------
Richard Y. Bradley, Director

Date: __________, 2003
---------------------------------
C. Edward Floyd, Director

*	Date: January 22, 2003
---------------------------------
Gardiner W. Garrard, Jr., Director

Date: __________, 2003
---------------------------------
V. Nathaniel Hansford, Director

*	Date: January 22, 2003
---------------------------------
John P. Illges, III, Director

Date: __________, 2003
---------------------------------
Alfred W. Jones III, Director

*	Date: January 22, 2003
---------------------------------
Mason H. Lampton, Director

*	Date: January 22, 2003
---------------------------------
Elizabeth C. Ogie, Director

*	Date: January 22, 2003
---------------------------------
H. Lynn Page, Director

Date: __________, 2003
---------------------------------
Melvin T. Stith, Director